Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

SUMMIT ENTERTAINMENT, LLC

THE SEVERAL SELLERS SET FORTH ON SCHEDULE A

LGAC 1, LLC

LGAC 3, LLC

S REPRESENTATIVE, LLC

and

LIONS GATE ENTERTAINMENT CORP.

(SOLELY WITH RESPECT TO ARTICLES II (SECTIONS 2.2(B) AND (E)),VII AND IX)

dated as of January 13, 2012

EXHIBITS

Exhibit A	Form of Indemnification Escrow Agreement
Exhibit B	Form of Instrument of Assignment
Exhibit C	Form of Spousal Consent

SCHEDULES

Schedule A	Seller Percentages
Schedule B	Membership Unit Allocation Between Purchasers
Schedule C	Executives Subject to Specified Covenants
Schedule D	Terms of Mutual Release

INDEX OF DEFINED TERMS

Section
2007 Plan	Section 2.6
Accounts Receivable	Section 1.1
Action	Section 1.1
Additional Amount	Section 2.2(a)(iii)
Affected Employee	Section 6.7(a)
Affiliate	Section 1.1
Affiliate Transaction	Section 3.17(a)
Agreement	Preamble
Allocation	Section 2.7(b)
Audited Financial Statements	Section 3.4(a)
Authorized Officer	Section 1.1
Balance Sheet Date	Section 1.1
Bankruptcy Exceptions	Section 3.1(b)
Benefit Plans	Section 3.9(a)
board of directors	Section 1.1
Books and Records	Section 1.1
Breaking Dawn 1	Section 1.1
Breaking Dawn 2	Section 1.1
Business Day	Section 1.1
Cash Consideration	Section 2.2(a)(i)
Closing	Section 2.3(a)
Closing Date	Section 2.3(a)
Closing Price	Section 1.1
Code	Section 1.1
Commitment	Section 1.1
Company	Preamble
Company Disclosure Schedule	Section 1.1
Company Employee	Section 1.1
Company IT Systems	Section 1.1
Company LLC Agreement	Section 1.1
Company Material Adverse Effect	Section 1.1
Company Material Contracts	Section 3.15(a)
Company Permits	Section 3.8(b)
Company Real Properties	Section 3.11(a)
Company Third Party Consents	Section 3.2(a)
Confidentiality Agreement	Section 1.1
Contest	Section 7.2
Continuing Employees	Section 6.7(b)
Contract	Section 1.1
Controlled Group Liability	Section 1.1
Controlling Party	Section 7.2(d)
Credit Facilities	Section 1.1
De Minimis Amount	Section 9.4(b)(i)

v

Designated Account	Section 1.1
Development Projects	Section 3.14(b)
Direct Negative Cost	Section 1.1
Distribution Rights	Section 3.13(a)
DR Cost	Section 9.4(b)(iii)
Effectiveness Period	Section 6.8(a)
Elements	Section 1.1
Environmental Law	Section 1.1
Equity Interests	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Agent	Section 1.1
Escrow Release Date	Section 1.1
Exchange Act	Section 1.1
Excluded Taxes	Section 1.1
Final Tax Determination	Section 1.1
Financial Statements	Section 3.4(a)
Foreign Rights Loan Agreement	Section 1.1
Foreign Rights Loans	Section 1.1
GAAP	Section 1.1
Governmental Authority	Section 1.1
Governmental Authorizations	Section 1.1
Governmental Order	Section 1.1
Guild	Section 1.1
Hazardous Substance	Section 1.1
Holder	Section 6.8
Icahn Agreements	Section 1.1
Indebtedness	Section 1.1
Indefinite Survival Sections	Section 9.1
Indemnification Escrow Agreement	Section 1.1
Indemnification Escrow Fund	Section 1.1
Indemnified D/O Parties	Section 6.5
Indemnified Party	Section 1.1
Indemnifying Party	Section 1.1
Independent Accounting Firm	Section 1.1
Infringe	Section 3.12(d)
Investment Advisers Act	Section 1.1
Investment Company Act	Section 1.1
IRS	Section 1.1
Knowledge	Section 1.1
Law	Section 1.1
Liability	Section 1.1
Library Motion Pictures	Section 1.1
License Agreements	Section 1.1
Lien	Section 1.1
Limit Amount	Section 1.1

Losses	Section 1.1
Material Insurance Policies	Section 3.18
Material Rent-A-System Contracts	Section 3.14(e)
Material Sales Agency Agreement	Section 1.1
Membership Interests	Recitals
Most Recent Balance Sheet	Section 3.4(a)
Most Recent Balance Sheet Date	Section 3.4(a)
Motion Picture	Section 1.1
Motion Pictures In Progress	Section 3.14(a)
Multiple Employer Plan	Section 3.9(a)
Non-controlling Party	Section 7.2(d)
Non-Library Motion Pictures	Section 3.14(b)
Organizational Documents	Section 1.1
Other Intellectual Property Rights	Section 1.1
P&A	Section 1.1
Parent	Preamble
Parent Common Stock	Section 1.1
Parent Common Stock Reference Price	Section 1.1
Parent Financial Statements	Section 5.5
Parent Preferred Stock	Section 5.9(a)
Payment Date	Section 6.8(b)
Permitted Liens	Section 1.1
Person	Section 1.1
Post-Closing Plan	Section 6.7(b)
Post-Closing Tax Period	Section 1.1
Pre-Closing Straddle Period	Section 1.1
Pre-Closing Tax Period	Section 1.1
Pre-Production	Section 1.1
Purchase	Section 2.1
Purchase and Contribution Agreement	Section 1.1
Purchase Price	Section 2.2(a)
Purchaser	Preamble
Purchaser 2	Preamble
Purchaser Allocation Notice	Section 2.7(b)
Purchaser Disclosure Schedule	Section 1.1
Purchaser Indemnified Party	Section 9.2
Purchaser Material Adverse Effect	Section 1.1
Purchasers	Preamble
Registration Default	Section 6.8(b)
Rent-A-System Pictures	Section 1.1
Representatives	Section 1.1
S-3 Deadline	Section 6.8(a)
S-3 Registration Statement	Section 6.8
Sales Agency Pictures	Section 1.1
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1

SEC Reports	Section 5.5
Securities Act	Section 1.1
Securities Laws	Section 1.1
Seller Indemnified Party	Section 9.3
Sellers	Preamble
Sellers’ Representative	Section 2.4(a)
Selling Percentage	Section 1.1
September 30 Ultimates	Section 3.4(h)
Share Closing Date Amount	Section 1.1
Share Consideration	Section 1.1, Section 1.1
Share Indemnification Escrow Amount	Section 1.1
Special Purpose Subsidiary	Section 1.1
Spousal Consent	Section 4.1
Straddle Period	Section 1.1
Subsidiary	Section 1.1
Suspension Period	Section 6.8(a)
Tax	Section 1.1
Tax Asset	Section 1.1
Tax Returns	Section 1.1
Third Party	Section 1.1
Third Party Claim	Section 9.5(b)
Threatened	Section 1.1
Threshold Amount	Section 9.4(b)(i)
Transaction Tax Treatment	Section 2.7
Transactions	Section 1.1
Transfer Taxes	Section 7.6
Treasury Regulations	Section 1.1
Ultimate Methodology	Section 3.4(h)
Unaudited Financial Statements	Section 3.4(a)
Unit Appreciation Rights	Section 1.1
VWAP	Section 1.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of January 13, 2012 (this “Agreement”), is by and among the Persons whose names are set forth on Schedule A hereto (collectively, “Sellers”), Summit Entertainment, LLC, a Delaware limited liability company (the “Company”), S Representative, LLC, a Delaware limited liability company (“S Representative, LLC”), LGAC 1, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Purchaser”), and LGAC 3, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Purchaser 2,” and, together with Purchaser, “Purchasers”) and, solely with respect to Articles II (Sections 2.2(b) and (e)), VII and IX, Lions Gate Entertainment Corp., a corporation incorporated under the laws of British Columbia (“Parent”).

WHEREAS, Sellers collectively own all of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”); and

WHEREAS, Sellers desire to sell to Purchasers, and Purchasers desire to purchase from Sellers, all of the Membership Interests.

NOW, THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1             Definitions.  The following terms, as used in this Agreement, shall have the following meanings:

“Accounts Receivable” means all receivables of the Company and its Subsidiaries, including all notes receivable, accounts receivable, trade accounts receivable and insurance proceeds receivable that, in accordance with GAAP, are or should be accounted for as receivables on the Financial Statements of the Company and its consolidated Subsidiaries.

“Action” means any claim, action, suit, proceeding, hearing, mediation, audit, arbitration or investigation (whether civil, criminal, administrative or otherwise) by or before any Governmental Authority or any other Person acting on behalf of a Governmental Authority.

“Additional Share Consideration” means the aggregate number of shares of Parent Common Stock (if any) issued pursuant to Section 2.2(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or Persons performing similar functions, or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Authorized Officer” means, with respect to any Person, such Person’s Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or General Counsel.

“Balance Sheet Date” means December 31, 2010.

“board of directors” means: (a) with respect to a corporation (or other entity that has a board of directors), the board of directors of the corporation (or such other entity) or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a limited partnership that does not have a board of directors, the board of directors of the general partner of the partnership; (c) with respect to a limited liability company that does not have a board of directors, the Person or Persons who are the managing member, members or managers or any controlling committee or managing members or managers thereof; and (d) with respect to any other Person that does not have a board of directors, the board or committee of such Person serving a similar function.

“Bonus Amount” means an aggregate amount of cash (not to exceed Seven Million Five Hundred Thousand Dollars ($7,500,000)), equal to the sum of (x) the amount (if any) by which actual U.S. and Canadian aggregate theatrical gross box office receipts (including taxes) in respect of Breaking Dawn 1 prior to the Out of Theater Date in respect thereof exceed Two Hundred Ninety Two Million Five Hundred Thousand Dollars ($292,500,000) and/or (y) the amount (if any) by which actual U.S. and Canadian aggregate theatrical gross box office receipts (including taxes) in respect of Breaking Dawn 2 prior to the Out of Theater Date in respect thereof exceed Two Hundred Ninety Two Million Five Hundred Thousand Dollars ($292,500,000).

“Books and Records” means all books, records, ledgers, reports, plans and files related to the conduct of the businesses of the Company and its Subsidiaries in paper, electronic or other forms that are maintained by the Company or any of its Subsidiaries.

“Breaking Dawn 1” means the Motion Picture entitled The Twilight Saga:  Breaking Dawn - Part 1.

“Breaking Dawn 2” means the Motion Picture presently entitled The Twilight Saga:  Breaking Dawn - Part 2.

“Business Day” means a day ending at 11:59 p.m. (Pacific Time), other than a Saturday, a Sunday or other day on which commercial banks in The City of Los Angeles are authorized or required by Law or executive order to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to a Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other agreements that could require such Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person; (c) statutory pre-emptive rights with respect to such Person’s Equity Interests or pre-emptive rights granted under such Person’s Organizational Documents or any agreement to which such Person is a party or binding on such Person with respect to such Person’s Equity Interests; and (d) stock appreciation rights, phantom stock, profit participation or other similar rights with respect to such Person.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Purchaser prior to the execution and delivery of this Agreement.

“Company Employee” means employees of the Company and its Subsidiaries who are employed at the Closing Date and remain employed with the Company or such Subsidiary or Purchaser or its Affiliates.

“Company IT Systems” means the Company’s and its Subsidiaries’ computers, software, hardware, servers and all other information technology equipment and all documentation related to the foregoing.

“Company LLC Agreement” means the Company’s Second Amended and Restated Limited Liability Company Agreement dated as of April 17, 2007, as it may be amended from time to time.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or is reasonably likely to be, material and adverse to the financial condition, businesses or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute a Company Material Adverse Effect: (i) any changes in prevailing interest rates or any other change, event, development, condition, occurrence or effect in the economy or financial markets or political conditions generally in the United States or in any foreign jurisdictions in which the Company or any of its Subsidiaries conducts activities or owns or leases any property; (ii) any changes in any Law (including any interpretation or enforcement thereof by any Governmental Authority) or GAAP or regulatory accounting requirements; (iii) the future financial performance, box office, critical reaction or other performance of any Motion Picture, including Breaking Dawn 1 and/or Breaking Dawn 2; or (iv) any breach of, default under or “Event of Default” (as defined in the Credit Facilities) under the Credit Facilities or any Foreign Rights Loan Agreement which arises solely in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions or events or circumstances which arise, directly or indirectly, as a result of such breach, default or “Event of Default”.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of December 10, 2009, between the Company and Lions Gate Films, Inc., as amended pursuant to Amendment No. 1, dated as of October 17, 2011.

“Contract” means any contract, agreement, license, note evidencing Indebtedness, mortgage, indenture or other binding commitment, understanding or agreement, whether written or oral.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations.

“Credit Facilities” means (i) that certain Credit, Security, Guaranty and Pledge Agreement, dated as of March 8, 2011, among the Company, as Borrower, the Guarantors referred to therein, the Lenders referred to therein and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank, (ii) that Amended and Restated Ultimates Facility Credit Agreement, dated as of March 3, 2011, among the Company, as Borrower, and Summit Signature, LLC, as Ultimates Lender and Ultimates Facility Agent, and (iii) that Amended and Restated Security and Intercreditor Agreement, dated as of March 3, 2011, among the Company, as Borrower and a Grantor, each other Grantor party thereto, Comerica Bank, as Collateral Agent and Summit Signature, LLC as Ultimates Lender.

“Designated Account” means the bank account designated by Sellers’ Representative to Purchaser in writing no later than two (2) Business Days prior to the date of this Agreement.

“Direct Negative Cost” means, with respect to a Motion Picture, all out-of-pocket costs and expenses directly related to such Motion Picture, in connection with the financing, development, production, completion and delivery of such Motion Picture.

“Elements” means all physical elements of or relating to a Motion Picture, including all negatives, duplicate negatives, fine grain prints, soundtracks, positive prints (cutouts and trims excepted), and sound, all video formats (including PAL/NTSC), and other physical properties in connection with a Motion Picture and the trailer for such Motion Picture, exposed film, developed film, positives, negatives, prints, answer prints, special effects, 3D effects or versions, pre-print materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims, non-analog recordings and tapes, including any video digital recordings and HDTV format recordings, and any and all other physical properties of every kind and nature relating to a Motion Picture in whatever state of completion, and all duplicates, drafts, versions, variations and copies of each thereof.

“Environmental Law” means any Law governing (a) the protection, preservation or restoration of the environment (including air, water, soil, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resources), or (b) exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, other equity ownership interests or other partnership/limited liability company interests, including economic or profits interests, and any Commitments with respect thereto, and (c) with respect to any other Person, any other equity ownership in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Release Date” means the earlier to occur of (i) the date which is eighteen (18) months after the Closing Date or (ii) the completion by Parent of an audit with regards to Parent’s annual financial statements for the fiscal year immediately following the fiscal year in which the Closing occurs.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, without duplication, any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable for (a) all Taxes imposed on, or payable by, the Company or any of its Subsidiaries for any Pre-Closing Tax Period (including any Pre-Closing Straddle Period), (b) if applicable, Taxes for which the Company or any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local Law) by reason of the Company or any of its Subsidiaries having been included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date, or as transferee or successor, (c) any Taxes resulting from any breach of or inaccuracy of any representation or warranty contained in Section 3.6 (other than Section 3.6(j)(B), Section 3.6(j)(C) and Section 3.6(n)) (disregarding solely for purposes of determining the amount of Losses any materiality or “Company Material Adverse Effect” qualification contained in any such representation or warranty), (d) any obligation or other liability of the Company or any of its Subsidiaries to indemnify any other Person in respect of or relating to Taxes or to pay an amount pursuant to any Tax sharing or Tax allocation agreement (other than (i) any obligation or liability pursuant to any agreement entered into by the Company or a Subsidiary after the Closing or (ii) agreements entered into in the ordinary course of business with Third Parties), (e) any Taxes resulting from any extraordinary transaction outside the ordinary course of business undertaken by the Company or any of its Subsidiaries in anticipation of the sale of the Membership Interests pursuant hereto, (f) any Taxes of any Seller or any Taxes of any direct or indirect owner of any Seller relating to, arising out of or in connection with its ownership of Membership Interests, and (g) Transfer Taxes required to be borne by Sellers pursuant to Section 7.5 of this Agreement.

“Exclusivity Agreement” means that certain exclusivity agreement, dated as of January 6, 2012, between the Company and Parent.

“Final Tax Determination” means (a) a closing agreement, settlement agreement or similar agreement settling a Tax proceeding entered into among Sellers or Purchasers, the Company and the IRS or any other Tax authority, or (b) a final non-appealable order or judgment rendered by a court of competent jurisdiction concluding a Tax proceeding.

“Foreign Rights Loan” means a borrowing, advance or loan made pursuant to a Foreign Rights Loan Agreement.

“Foreign Rights Loan Agreement” means, with respect to each applicable Motion Picture, the Loan and Security Agreement between the applicable Subsidiary of the Company and the applicable Foreign Rights Lender, as listed on Section 1.1 of the Company Disclosure Schedule.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency or commission, court or other legislative, executive or judicial governmental entity, including any self-regulatory organization.

“Governmental Authorizations” means any license, permit, certificate, approval, consent, registration, variance, exemption or other authorization issued by or obtained from a Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, subpoena indictment, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guild” means the Screen Actors Guild, the Directors Guild of America, the Writers Guild of America, I.A.T.S.E or any other trade or labor organization, collective bargaining entity or union, domestic or foreign, which bargains on behalf of its members with Third Parties in order to determine wages, hours, rules, working conditions and the like.

“Hazardous Substance” any hazardous or toxic waste, petroleum product, polychlorinated biphenyl, asbestos or asbestos containing material, chemical, pollutant, contaminant, pesticide, radioactive substance, or other hazardous or toxic substance regulated under any Environmental Law.

“Icahn Agreements” means (a) the Underwriting Agreement, dated October 13, 2011, by and among Parent, the selling shareholders named therein and Piper Jaffray & Co. and (b) the Agreement, dated August 30, 2011, by and among Parent, 0918988 B.C. Ltd, 0918989 B.C. Ltd, Carl C. Icahn and Brett Icahn.

“Indebtedness” means (a) liabilities for borrowed money, whether secured or unsecured, and obligations evidenced by bonds, debentures, notes or similar debt instruments, (b) liabilities for the deferred purchase price of any property, (c) liabilities in respect of any lease of (or other arrangements conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (d) obligations under derivative contracts (valued at the termination value thereof) and any interest rate agreements and currency agreements, and (e) liabilities for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in the foregoing clause (a), (b), (c) or (d) to the extent of the obligation secured.  For the avoidance of doubt, participations and residuals are not Indebtedness.

“Indemnification Escrow Agreement” means the escrow agreement by and among Sellers’ Representative on behalf of each Seller, Purchasers and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Indemnification Escrow Fund” means the escrow fund to be established at the Closing pursuant to the Indemnification Escrow Agreement.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Sellers for the purpose of Section 9.2 and Purchasers for the purpose of Section 9.3, as the case may be.

“Independent Accounting Firm” means an independent accounting firm jointly engaged by Sellers’ Representative and Purchasers from among Deloitte Touche Tohmatsu, Ernst & Young, KPMG and PricewaterhouseCoopers.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to a representation or warranty of the Company (other than Section 3.22), the actual knowledge, after reasonable inquiry, as of the date hereof, of any of the Authorized Officers of the Company, (b) with respect to Section 3.22, the actual knowledge, after reasonable inquiry, as of the date hereof, of any of the Authorized Officers of the Company after consultation with Andi Isaacs, Executive Vice President, Head of Physical Production, (c) with respect to a representation or warranty of a Seller, the actual knowledge, after reasonable inquiry, as of the date hereof, of such Seller, and (d) with respect to a representation or warranty of Purchasers, the actual knowledge, after reasonable inquiry, as of the date hereof, of any of the Authorized Officers of Purchaser.

“Law” means all provisions of statutes, rules, regulations and orders of the United States of America or Canada, any state or province thereof or municipality or subdivision therein or of any other foreign jurisdiction, other foreign governmental body or of any regulatory agency applicable to the Person in question, and all Governmental Orders to which the Person in question is a party.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed.

“Library Motion Pictures” means any and all Motion Pictures for which the commercial exploitation by the Company or a Subsidiary has commenced from and after April 17, 2007 and on or prior to the date of this Agreement.  For the avoidance of doubt, Library Motion Pictures are intended to include all Motion Pictures other than Motion Pictures in Progress, Motion Pictures in Pre-Production, Development Projects, Rent-A-System Pictures and Sales Agency Pictures.

“License Agreements” means agreements to which the Company or any Subsidiary of the Company is a party or by which any such Subsidiary is otherwise bound, pursuant to which the Company or any such Subsidiary grants licenses to, or acquires from a third Person, any right, title and interest relating to the exploitation of one or more Motion Pictures, including revenue-sharing arrangements, distribution services agreements, rent-a-system deals, merchandising agreements, commercial tie-in arrangements and similar arrangements relating to Motion Pictures.

“Lien” means, with respect to any tangible or intangible asset, any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien, adverse or prior claim (or any other claim of a Third Party), assessment, title retention agreement, hypothecation or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof or the agreement to grant a security interest at a future date), and any Contract to give or grant any of the foregoing.

“Limit Amount” means Twelve Million Six Hundred Thousand Dollars ($12,600,000).

“Losses” means losses, damages, claims, fees, fines, costs and expenses (including reasonable attorneys’ fees), interest, awards, settlements, Liabilities, recourses, judgments and penalties.

“Material Sales Agency Agreement” means a sales agency agreement under which the Company or any of its Subsidiaries serves as a sales agent in any territory, which sales agency agreement has provided, or is reasonably likely based on the Company’s good faith forecasts to provide for, payments to the Company or any of its Subsidiaries of greater than $250,000 in the period beginning on the Closing Date and ending on the day that is eighteen (18) months after the Closing Date assuming delivery (as customarily understood) has been made on the scheduled delivery date.

“Motion Picture” means motion pictures of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, optical, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence, including computer generated pictures and graphics.  For the avoidance of doubt, (i) Motion Picture includes all audio-visual works made for theatrical, video, television, internet, digital devices (including mobile or smart phones), or any other means of exploitation now known or hereafter devised that are used for purposes of commercial viewing such audio-visual works, including all merchandising and licensing items based thereon (including video games) and (ii) Motion Pictures does not include any Sales Agency Pictures or Rent-A-System Pictures.

“Organizational Documents” means a Person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, by-laws or other similar organizational documents, as applicable.

“Other Intellectual Property Rights” means all material intellectual property rights (other than Motion Pictures, Sales Agency Pictures, Rent-A-System Pictures, Development Projects and Motion Pictures In Progress or rights in or with respect thereto and other than screenplays, books and other intellectual property on which Motion Pictures are or may be based (whether arising under federal law, state law, common law, foreign law or otherwise) owned by or licensed to the Company or any of its Subsidiaries which are now or have since December 31, 2008 been actively exploited or used by the Company or any of its Subsidiaries including: (a) patents and other inventions; (b) trademarks, service marks, trade names, domain names, and logos (including all goodwill associated therewith and all common law rights related thereto); (c) copyrights and other works of authorship (expressly excluding those copyrights and works of authorship with respect to the Motion Pictures or rights in or with respect thereto and other than screenplays, books and other intellectual property on which Motion Pictures are or may be based, but only to the extent such rights are included within the definition of Motion Pictures); (d) trade secrets and other confidential or proprietary information; (e) registrations, certificates or issuances related to the foregoing that are owned by the Company or any of its Subsidiaries; and (f) rights to obtain renewals, extensions, continuations, continuations in part, reissues, divisions or similar legal protections, solely with respect to this clause (f), related to U.S. trademarks that are owned by the Company or any of its Subsidiaries.

“Out of Theater Date” means, in respect of Breaking Dawn 1 or Breaking Dawn 2, as applicable, the date that is six (6) months following the date of the initial commercial theatrical release in the United States and Canada.

“P&A” means prints and advertising for the theatrical exploitation of Motion Pictures.

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Common Stock Reference Price” means $8.3936.

“Permitted Liens” means (a) Liens of the Administrative Agent (or the benefit of the Secured Parties) created under the Credit Facilities and the other documents related thereto including Liens in favor of Comerica Bank as collateral agent under the credit facilities dated April 18, 2007, as amended; (b) customary Liens in favor of Guilds granted or incurred in the ordinary course of business; (c) Liens customarily granted or incurred in the ordinary course of business or imposed by applicable Law with regard to goods provided or services rendered by laboratories and production houses, record warehouses, common carriers, landlords, warehousemen, mechanics and suppliers of materials and equipment; (d) Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are timely commenced (and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed)) and as to which appropriate reserves have been established in accordance with GAAP and which are disclosed on Section 1.1 of the Company Disclosure Schedule; (e) Liens for taxes, assessments or other governmental charges or levies the validity or amount of which is not yet due or is currently being contested in good faith by appropriate proceedings (to the Knowledge of the Company, such Liens are disclosed on Section 1.1 of the Company Disclosure Schedule); (f) Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts; (g) Liens in favor of distributors to secure their right to enjoy their licensed rights and/or first negotiation and first/last refusal rights, pursuant to License Agreements entered into in the ordinary course of business or to secure other rights granted pursuant to such License Agreements; (h) Liens, other than Liens referred to in clause (g) of this definition, granted in favor of co-financiers in connection with Motion Pictures and disclosed on Section 1.1 of the Company Disclosure Schedule; (i) existing Liens disclosed on Section 1.1 of the Company Disclosure Schedule; (j) Liens granted in connection with purchase money Indebtedness, including refinancings thereof, provided, that such Liens (i) do not relate to any Library Motion Picture or Non-Library Motion Picture, except as disclosed on Section 1.1 of the Company Disclosure Schedule, (ii) only cover the property so purchased, and (iii) the Indebtedness secured thereby does not exceed the acquisition cost of the particular assets acquired; (k) possessory Liens (other than those of laboratories and production houses) that (i) occur in the ordinary course of business, (ii) secure normal trade debt which is not yet due and payable,  (iii) do not secure Indebtedness and (iv) are permitted under the terms of the Credit Facilities; (l) deposits (i) under worker’s compensation, unemployment insurance, old age pensions and other Social Security laws or (ii) to secure statutory obligations, or surety, appeal, performance or other similar bonds (other than completion bonds) and other obligations of a like nature, in each case incurred in the ordinary course of business; (m) Liens in favor of completion guarantors; (n) Liens on cash collateral posted in lieu of providing a letter of credit (provided a letter of credit could otherwise have been issued) that are disclosed on Section 1.1 of the Company Disclosure Schedule; (o) Liens filed against the Company or any of its Subsidiaries in favor of licensors, guarantors or lenders of negative pick-up obligations with respect to a Motion Picture that are disclosed on Section 1.1 of the Company Disclosure Schedule; (p) Liens securing Foreign Rights Loans that are disclosed on Section 1.1 of the Company Disclosure Schedule; (q) Liens securing tax-credit or other soft money benefit loans; provided, that such Liens are limited to the proceeds of the applicable subsidy or soft money benefit and do not extend to other assets, including other rights in or to the Motion Picture; (r) customary Liens granted by the Company or any of its Subsidiaries to a Third Party licensor to secure its rights in connection with Rent-a-System Pictures that are disclosed on Section 1.1 of the Company

Disclosure Schedule; (s) with respect to the Membership Interests or a Person’s Equity Interests, transfer and other restrictions under the Securities Laws or such Person’s or its Subsidiaries’ Organizational Documents; and (t) Liens granted in favor of the Franco/Kiwi Alliance, Inc. in connection with the Step Up Motion Pictures and Mr. and Mrs. Smith pursuant to the Purchase and Contribution Agreement.

“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, association, trust, unincorporated organization, Governmental Authority or other entity of any kind or nature.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date.

“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Pre-Production” or “pre-production” means a development project which has been greenlit pursuant to the Company’s procedures and with respect to which the Company has obligations which cannot be cancelled without penalty to expend at least $500,000.

“Purchase and Contribution Agreement” means that certain Purchase and Contribution Agreement, dated as of April 18, 2007, by and among SELP, LLC, the Franco/Kiwi Alliance, Inc., Patrick Wachsberger, Bob Hayward, David Garrett and the Company.

“Purchaser Disclosure Schedule” means the disclosure schedule delivered by Purchaser to Sellers’ Representative prior to the execution and delivery of this Agreement.

“Purchaser Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is or is reasonably likely to be material and adverse to the financial condition, businesses or results of operations of Parent and Purchasers, taken as a whole; provided, however, that none of the following shall constitute a Purchaser Material Adverse Effect: (i) any changes in prevailing interest rates or any other change, event, development, condition, occurrence or effect in the economy or financial markets or political conditions generally in the United States or in any foreign jurisdictions in which Purchasers or any of their respective Subsidiaries conducts activities or owns or leases any property; and (ii) any changes in any Law (including any interpretation or enforcement thereof by any Governmental Authority) or GAAP or regulatory accounting requirements.

“Rent-A-System Pictures” means those certain motion pictures for which the Company or its Subsidiaries is not financing and is otherwise not responsible for any of the Direct Negative Cost and P&A costs thereof and which have no associated minimum guarantee obligations of the Company or its Subsidiaries, and the party responsible for paying such Direct Negative Cost and P&A costs has agreed to pay to the Company or its Subsidiaries a fee for its sale agency and/or distribution services.

“Representatives” means, with respect to a specified Person, such Person’s authorized directors, officers, employees, counsel, financial advisors, auditors, consultants and other agents.

“Sales Agency Pictures” means those certain motion pictures for which the Company and/or its Subsidiaries only serves as a sales agent and does not own any copyright interest or distribution rights therein.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act, the Sarbanes-Oxley Act and any state securities and “blue sky” laws and applicable foreign securities laws.

“Selling Percentage” means, in respect of each Seller, the applicable percentage specified in Schedule A.

“Share Closing Date Amount” means 1,757,291 shares of Parent Common Stock.

“Share Consideration” means 5,837,781 shares of Parent Common Stock.

“Share Indemnification Escrow Amount” means 4,080,490 shares of Parent Common Stock.

“Special Purpose Subsidiary” means a Subsidiary that is a corporation, partnership, trust, limited liability company or other similar entity formed solely to produce a single Motion Picture.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the securities or ownership interests, having by their terms ordinary voting power to elect a majority of the board of directors, is directly or indirectly owned or controlled by such Person, by one or more of its Subsidiaries or by a combination thereof.

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, conveyance, transfer, occupancy and other taxes, business license fees, duties or assessments of any nature whatsoever or any other payment required by any taxing authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Asset” means any net operating loss, net capital loss, Tax basis in any asset, investment Tax credit or any other credit or Tax attribute that could reduce Taxes (including deductions and credits related to alternative minimum Taxes).

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes or business license fees.

“Third Party” means any Person other than (a) Sellers or any of Sellers’ Affiliates (including the Company and its Subsidiaries) or (b) Purchasers or any of Purchasers’ Affiliates.

“Threatened” means a demand or statement has been made in writing or a notice has been given in writing that an Action is likely to be asserted, commenced, taken or otherwise initiated.

“Transactions” means the transactions contemplated by this Agreement and the Indemnification Escrow Agreement.

“Treasury Regulations” means the final and temporary United States federal income tax regulations promulgated or proposed under the Code.

“Unit Appreciation Rights” means the Unit Appreciation Rights (as defined in the Summit Entertainment 2007 Unit Incentive Plan approved and adopted by the board of directors of the Company as of April 18, 2007).

“VWAP” means, as of a particular determination date, the average volume weighted Closing Prices of the Parent Common Stock for the thirty (30) trading day period immediately preceding such determination date, after removal of the highest and lowest trading days.  For purposes of this definition: (a) “Closing Price” means on any particular date (i) the last sale price per share of the Parent Common Stock on such date on the New York Stock Exchange or another registered national stock exchange on which the Parent Common Stock is then listed, or if there is no such price on such date, then the closing bid price or last sale price, as applicable, on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Parent Common Stock is not then listed on the New York Stock Exchange or any registered national stock exchange, the closing bid price or last sale price, as applicable, for a share of Parent Common Stock in the over-the-counter market, as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Parent Common Stock is not then reported by the OTC Bulletin Board or the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the five trading days preceding such date of determination, or (iv) if the Parent Common Stock is not then publicly traded, the fair market value of a share of Parent Common Stock (as determined by the board of directors of Parent or any authorized committee thereof acting in good faith, assuming a willing buyer and a willing seller, provided that no minority or illiquidity discount shall be taken into account and no consideration shall be given to any restrictions on transfer, or to the existence or absence of, or any limitations on, voting rights); provided, that all determinations of the Closing Price shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period; and (b) “trading day” means (i) a day on which the Parent Common Stock is traded on the New York Stock Exchange or another registered national stock exchange on which the Parent Common Stock is then listed, or (ii) if the Parent Common Stock is not traded on the New York Stock Exchange or another registered national stock exchange on which the Parent Common Stock is then listed, a day on which the Parent Common Stock is quoted in the over-the-counter market as reported by the OTC Bulletin Board or by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices);  provided, however, that in the event that the Parent Common Stock is not traded or quoted as set forth in clause (i) or (ii) of this definition, then trading day shall mean any Business Day.

Section 1.2             Interpretation and Rules of Construction.  (a)  The words “herein,” “hereof,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)        Whenever the words “include,” “includes” or “including” appear, they shall be read to be followed immediately by the words “without limitation” or words having similar import.

(c)        Both the word “Dollars” and the symbol “$” mean United States Dollars.

(d)        The use of the word “or” is not intended to be exclusive unless otherwise expressly indicated.

(e)        The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)         References to the Preamble or a specific Recital, Article, Section or Exhibit shall refer, respectively, to the Preamble and the specific Recital, Article, Section or Exhibit of this Agreement.

(g)        References to a Person shall also be references to its successors and permitted assigns.

(h)        The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)         All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined therein.

(j)         The parties hereto have participated jointly in drafting and negotiating this Agreement.  In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision hereof.

ARTICLE II
SALE AND PURCHASE

Section 2.1             Sale and Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer and deliver all the Membership Interests owned beneficially or of record by such Seller, as set forth on Schedule A hereto, which Membership Interests collectively constitute all of the Equity Interests of the Company, to Purchasers, free and clear of any Liens (other than transfer restrictions under the Company LLC Agreement which have been waived and transfer restrictions under federal securities laws), and Purchasers shall purchase, acquire and accept all the issued and outstanding Membership Interests from Sellers (the “Purchase”).  The Membership Interests shall be purchased by Purchasers in accordance with the allocation schedule set forth on Schedule B.

Section 2.2             Purchase Price.

(a)        In consideration for the sale and transfer of all the Membership Interests owned by each of Sellers to Purchasers, Purchaser or Purchaser 2, in each case as specified below, shall pay or cause to be paid, in accordance with the allocation schedule set forth on Schedule A, the following amounts to Sellers’ Representative on behalf of Sellers (or as otherwise specified below in this Section 2.2) (for further payment by Sellers’ Representative to Sellers in accordance with Sellers’ applicable Selling Percentages) (collectively, the “Purchase Price”):

(i)    Three Hundred Forty Three Million, Five Hundred Thousand Dollars ($343,500,000) in cash (the “Cash Consideration”), plus

(ii)   an aggregate number of shares of Parent Common Stock equal to the Share Consideration, provided, however, that the number of shares of Parent Common Stock equal to the Share Indemnification Escrow Amount shall be delivered to the Escrow Agent for deposit into the Indemnification Escrow Fund, to be released in accordance with this Agreement and the Indemnification Escrow Agreement; plus

(iii)  in accordance with Section 2.2(b), an aggregate amount of cash and/or shares of Parent Common Stock having a value equal to (x) Twenty Million Dollars ($20,000,000) minus (y) the aggregate amount, if any, by which professional fees paid or incurred by the Company or its Subsidiaries in connection with, relating to or arising out of the Transactions or any similar or related transactions, other than professional fees incurred following the date hereof in connection with services provided following the date hereof at the request of Parent in connection with that certain Credit, Security and Pledge Agreement dated as of January 13, 2012 by and among the Company, JP Morgan Chase Bank, N.A. and the other parties thereto, exceed the amount set forth on Section 2.2(a)(iii) of the Company Disclosure Schedule (the “Additional

Amount”), with the value of each share of Parent Common Stock included as part of the Additional Amount to be deemed to equal the Parent Common Stock Reference Price.

(b)        Payment of the Cash Consideration (except for One Thousand Dollars ($1,000) thereof) shall be made or caused to be made by Purchaser by wire transfer of immediately available funds to the Designated Account.  Payment of One Thousand Dollars ($1,000) of the Cash Consideration shall be made or caused to be made by Purchaser 2 by wire transfer of immediately available funds to the Designated Account.  The payment of the Share Closing Date Amount shall be made by delivery on behalf of Purchaser to the Sellers’ Representative on behalf of the Sellers of certificated shares or another appropriate method agreed by Purchaser and Sellers’ Representative.  Payment of the Additional Amount shall be in such allocation of cash and/or shares of Parent Common Stock as Purchaser 2 may elect in its sole discretion and shall be made on a business day elected by Purchaser 2 at its discretion (the “Additional Amount Payment Date”), provided that such Additional Amount Payment Date shall be no later than sixty (60) days after the date of this Agreement.  The payment of the Additional Amount shall, to the extent consisting of cash, be made by Purchaser 2 by wire transfer of immediately available funds to the Designated Account on the Additional Amount Payment Date and, to the extent consisting of shares of Parent Common Stock, shall be made by delivery on behalf of Purchaser 2 of certificated shares or another appropriate method agreed by Purchaser 2 and Sellers’ Representative, and Sellers’ Representative shall concurrently deliver to Purchaser 2 a receipt therefor (in each case without any offset, deduction or withholding of any kind).  Purchaser 2 shall notify Sellers’ Representative in writing of the Additional Amount Payment Date, and the amount of shares of Parent Common Stock and/or cash to be delivered to Sellers’ Representative on behalf of the Sellers in respect of the Additional Amount, at least five (5) days prior to the Additional Amount Payment Date.  The deposit of the Share Indemnification Escrow Amount shall be made by delivery of certificated shares to the Escrow Agent or another appropriate method determined by Purchasers and acceptable to Sellers’ Representative in each case in accordance with the Indemnification Escrow Agreement.

(c)        Each Seller, individually on behalf of himself or itself and his or its Affiliates, hereby acknowledges that the portion of the Purchase Price to which such Seller is entitled under this Agreement represents all that such Seller is entitled to in respect of such Seller’s Membership Interests, upon consummation of the Transactions, and that upon consummation of the Transactions such Seller shall have no further right, title or interest in, to or otherwise relating to any Membership Interests or any other Equity Interests of the Company or any of its Subsidiaries, except as expressly provided in this Agreement (including the right to receive any of the Share Indemnification Escrow Amount released to such Seller in accordance with the Indemnification Escrow Agreement, the Additional Amount or Bonus Amount (if any), and such Seller hereby waives, effective upon the Closing and conditioned upon subsequent receipt of such portion of the Purchase Price, on behalf of himself or itself and each of his or its Affiliates, any and all of his or its rights of first refusal, transfer consent rights, governance or voting rights or similar transfer-related rights under any agreements, arrangements or other forms of understanding with or relating to the Company or any of its Affiliates relating to such Seller’s ownership of Membership Interests and all notices required to be delivered by the Company to Sellers in respect of such rights, it being understood that the foregoing does not release any Seller from any liability to another Seller or to the Company for a breach of any such agreement prior to the Closing Date.  Each Seller, individually on behalf of himself or itself and his or its Affiliates, hereby acknowledges that subject to the timely payment by Purchasers of the Purchase Price, Purchasers shall have no Liability or responsibility whatsoever for any failure of Sellers’ Representative to make any further payment of funds payable or shares issuable hereunder to such Seller in accordance with its applicable Selling Percentage.

(d)        The Share Indemnification Escrow Amount shall be released from the Indemnification Escrow Fund in accordance with the Indemnification Escrow Agreement to Sellers’ Representative for the benefit of Sellers, as follows:

(i)    subject to compliance with the Securities Laws in connection with a Seller’s sale of any of its Share Indemnification Escrow Amount, if applicable, each Seller shall have the right in its sole discretion, as set forth and more fully described in the Indemnification Escrow Agreement, to remove from the Indemnification Escrow Fund any or all of such Seller’s portion of the Share Indemnification Escrow Amount contained therein and to simultaneously replace such shares with an amount of cash equal to (x) the number of shares desired to be removed multiplied by (y) the Parent Common Stock Reference Price; and

(ii)   on the Escrow Release Date, the balance of the Share Indemnification Escrow Amount (and any cash) contained in the Indemnification Fund, less a number of shares of the Share Indemnification Escrow Amount having a determined value (determined using the VWAP as of such date) equivalent to (and, to the extent that there are not sufficient shares remaining in the balance of the Share Indemnification Escrow Amount, an amount of cash contained in the Indemnification Fund, such that such cash, together with the determined value of such shares, is equivalent to) the amount of unresolved indemnifiable claims asserted by Purchasers in accordance with Article VII or IX as of such date.

(e)        As additional consideration for the sale and transfer of all the Membership Interests owned by each of Sellers to Purchasers, Purchaser 2 shall pay or cause to be paid to Sellers’ Representative on behalf of Sellers (for further payment by Sellers’ Representative to Sellers in accordance with Sellers’ applicable Selling Percentages) the Bonus Amount.  The Bonus Amount shall be paid, in one or more monthly installments, commencing following the date the actual U.S. and Canadian aggregate theatrical gross box office receipts for Breaking Dawn 1 and/or Breaking Dawn 2 exceed the relevant threshold(s) included in the definition of Bonus Amounts (taking into account prior payments in respect thereof), in each case by wire transfer of immediately available funds to the Designated Account (in each case without any offset, deduction or withholding of any kind).  Sellers’ Representative shall concurrently deliver to Purchasers a receipt for any Bonus Amount paid.  By way of example, if in successive months the actual U.S. and Canadian aggregate theatrical gross box office receipts for Breaking Dawn 1 are $293,500,000 and $294,000,000, respectively, then Bonus Amounts of $1,000,000 and $500,000 will be paid to Sellers’ Representatives no later than the month following the month in which such box office threshold was exceeded.

Section 2.3             Closing.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) shall take place at the offices of Liner Grode Stein Yankelevitz Sunshine Regenstreif & Taylor LLP, 1100 Glendon Ave., 14th Floor, Los Angeles, California 90024-3503, immediately following the execution and delivery of this Agreement (the date on which the Closing occurs, the “Closing Date”).

(b)        At the Closing, Purchasers shall deliver, or cause to be delivered, to Sellers (or as otherwise specified below in this Section 2.3(b)) the following:

(i)    the Cash Consideration to the Designated Account for further delivery to Sellers in accordance with Schedule A;

(ii)   the Share Consideration as follows:  (x) to the Escrow Agent, the portion of the Share Consideration equal to the Share Indemnification Escrow Amount and (y) to Sellers’ Representative, the portion of the Share Consideration equal to the Share Closing Date Amount for further delivery to Sellers in accordance with Schedule A;

(iii)  the Indemnification Escrow Agreement signed by Purchasers; and

(iv)  such other documents and instruments as may be reasonably required to consummate the Transactions.

(c)        At the Closing, each Seller (or Sellers’ Representative, as applicable) shall deliver, or cause to be delivered, to Purchaser the following:

(i)    assignment of Membership Interests in substantially the form of Exhibit B, together with any and all original membership certificates evidencing ownership of the Membership Interests;

(ii)   the Indemnification Escrow Agreement, duly executed by Sellers’ Representative on behalf of each Seller;

(iii)  except as set forth in Section 2.3(c)(iii) of the Company Disclosure Schedule, written resignations of each member of the boards of directors of the Company and its Subsidiaries, effective as of the Closing;

(iv)  a receipt from Sellers’ Representative for the Cash Consideration and the Share Closing Date Amount received on the Closing Date;

(v)   a duly executed statement from the Company pursuant to Treasury Regulation §1.1445-11T(d)(2)(i), dated as of the Closing Date reasonably acceptable to the Purchasers; and

(vi)  such other documents and instruments as may be reasonably required to consummate the Transactions.

(d)        At the Closing, the Company shall deliver, or cause to be delivered, to Purchaser the following:

(i)  a payoff letter in customary form from the lenders under that certain Credit, Security, Guaranty and Pledge Agreement, dated as of March 8, 2011, among the Company, the Guarantors referred to therein, the Lenders referred to therein and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank, specifying the amount required to be paid as of the Closing Date in order to satisfy all outstanding obligations thereunder and the terms and conditions on which such lenders will discharge the Company and its Subsidiaries from all of their respective obligations thereunder; and

(ii)  such other documents and instruments as may be reasonably required to consummate the Transactions.

Section 2.4             Sellers’ Representative.  (a)  Each Seller agrees that S Representative, LLC is hereby constituted and appointed as agent and attorney-in-fact (“Sellers’ Representative”) with full power and right of substitution, for and on behalf of each Seller, with the sole and exclusive right and power on behalf of each Seller to execute and deliver any and all certificates and other documents required to be executed and delivered by any Seller hereunder, to give and receive notices and communications hereunder and under the Indemnification Escrow Agreement, to make claims against Purchasers and the Escrow Agent hereunder and thereunder, to authorize delivery to Purchaser Indemnified Parties of all or any portion of the Share Indemnification Escrow Amount in satisfaction of indemnification claims by Purchaser Indemnified Parties as contemplated by Section 9.2, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to receive notices of claims pursuant to Article VII and Article IX hereof, to make amendments and grant waivers hereunder, and to take all actions necessary or appropriate in the judgment of Sellers’ Representative for the accomplishment of the foregoing (except to the extent that this Agreement or the Indemnification Escrow Agreement expressly contemplates that the foregoing shall be done by Sellers individually).  No bond shall be required of Sellers’ Representative, and Sellers’ Representative shall receive no compensation for services rendered.  Notices or communications to or from Sellers’ Representative shall constitute notice to or from the Company and Sellers, as applicable.

(b)        A decision, act, consent or instruction of Sellers’ Representative shall constitute a decision of all of Sellers and shall be final, binding and conclusive upon each of such Parties, and Purchasers may rely upon any written decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of each of such Parties.  Purchasers are hereby relieved from any Liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of Sellers’ Representative.

(c)        Sellers’ Representative shall, at the expense of Sellers, be entitled to engage such counsel, experts and other agents and consultants as Sellers’ Representative shall deem necessary in connection with exercising his or her powers and performing his function hereunder and (in the absence of bad faith on the part of Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  Sellers’ Representative shall have no liability to any of Sellers for any actions taken by him in good faith in his capacity as Sellers’ Representative (and any action done or omitted pursuant to advice of counsel or other expert shall be conclusive evidence of such good faith).  Sellers will severally indemnify Sellers’ Representative and hold Sellers’ Representative harmless against any Loss and shall reimburse Sellers’ Representative for any out-of-pocket expenses incurred without negligence or bad faith on the part of Sellers’ Representative and arising out of or in connection with the acceptance or administration of Sellers’ Representative’s duties hereunder or under the Indemnification Escrow Agreement, including each Seller’s respective share of the reasonable fees and expenses of any legal counsel retained by Sellers’ Representative.

Section 2.5             No Fractional Shares.  With respect to each distribution of shares of Parent Common Stock comprising the Share Consideration and Additional Share Consideration (including the Share Closing Date Amount and all or any portion of the Share Indemnification Escrow Amount that is released to Sellers pursuant to the Indemnification Escrow Agreement) by Sellers’ Representatives to the individual Sellers, the number of shares of Parent Common Stock deliverable to the individual Sellers shall be rounded up or down, as appropriate, to the nearest whole number to eliminate fractional shares and so that the aggregate number of shares comprising the Share Consideration and Additional Share Consideration are delivered to Sellers as a whole.

Section 2.6             Unit Appreciation Right Payments.  At or prior to the Closing, the Company shall have paid in full to the holders of outstanding Unit Appreciation Rights, as set forth on Section 3.3(c) of the Company Disclosure Schedule, or funded into a Company account to be controlled by Purchasers following the Closing, the amounts (including any employer or other taxes and fees associated therewith) payable in respect of such awards in accordance with the terms of the Summit Entertainment 2007 Unit Incentive Plan (the “2007 Plan”).  Upon the Closing, all such Unit Appreciation Rights shall be terminated and cancelled, other than the right of the holders thereof to receive a payment in respect thereof pursuant to the terms of the 2007 Plan as determined by Sellers (less applicable taxes), such that, upon payment thereof to such holders there shall be no liabilities remaining with respect to the Unit Appreciation Rights and the 2007 Plan.  If payment is not made by the Company on or prior to the Closing, Purchasers or one of their Affiliates shall pay from the funded account the amounts in respect of the Unit Appreciation Rights as directed by and in the amounts determined by Sellers (less applicable taxes), and following such payment Purchasers and their Affiliates shall have no liability with respect to the Unit Appreciation Rights or payments in respect thereof (including for any employer or other taxes and fees associated therewith).  Prior to the Closing Date, the Company shall take all actions necessary to terminate the 2007 Plan and all awards thereunder (other than the right of the holders thereof to receive a payment in respect thereof pursuant to this Section 2.6 and the terms of the 2007 Plan, as determined by Sellers (less applicable taxes)) effective as of no later than the Closing Date and to ensure that, except as provided in this Section 2.6, no current or former employees, consultants, directors or other service providers or any of their beneficiaries have any right to receive Equity Interests in respect of the Company or its Subsidiaries or payments based on the value of Equity Interests in the Company or its Subsidiaries.  Sellers agree that the aggregate amount paid or funded (including any employer or other taxes and fees associated therewith) pursuant to this Section 2.6, together with the aggregate amount permitted to be paid or awarded as contemplated by Section 3.5(ix)(B), shall not exceed the Limit Amount.

Section 2.7             Tax Treatment; Allocation of Purchase Price for Tax Purposes.  (a)  Sellers (individually and jointly) and Purchasers agree to treat the Purchase as a sale of partnership interests in the Company by Sellers to Purchasers (the “Transaction Tax Treatment”).  Sellers (individually and jointly) and Purchasers agree to allocate the Purchase Price (together with other relevant amounts) among the assets of the Company in accordance with the Allocation, as determined below.

(b)        No later than ninety (90) calendar days after the Closing Date, Sellers’ Representative shall deliver to Purchaser, on behalf of Sellers, an allocation of the Purchase Price (and all other relevant amounts) as of the Closing Date in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”).  Purchasers may, within thirty (30) calendar days after delivery of the preliminary Allocation, deliver a notice (the “Purchaser Allocation Notice”) to Sellers’ Representative to such effect, specifying those items as to which Purchaser reasonably disagrees and setting forth Purchaser’s proposed allocation of the Purchase Price (and all other relevant amounts).  If Purchaser does not deliver a timely written notice of objection, then Sellers’ preliminary Allocation will be final.

(c)        If a Purchaser Allocation Notice is duly delivered, Seller shall consider such notice in good faith.  Purchasers and Sellers’ Representative shall, during the twenty (20) calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (together with other relevant amounts).  If Purchasers and Sellers’ Representative are unable to resolve the dispute within the twenty (20) day period following the delivery of Purchaser Allocation Notice, then the matter will be submitted to a mutually acceptable Independent Accounting Firm to resolve the dispute in accordance with the standards contained in this Section 2.7.  All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 2.7(c) shall be allocated between Sellers and Purchasers in the same proportion that the aggregate amount of the items unsuccessfully disputed or defended, as the case may be, by each (as finally determined by the Independent Accounting Firm) bears to the total amount of the disputed items.  Sellers’ Representative, on the one hand (and on behalf of each Seller), and Purchasers, on the other hand, shall each promptly reimburse the other to the extent that the other party paid more than the amount so required pursuant to the preceding sentence.  The Allocation shall be adjusted, as necessary, to reflect any Bonus Amount paid to the Sellers’ Representative by Purchaser pursuant to Section 2.2(e) and any indemnity payments pursuant to Article VII or Article IX as agreed by the parties pursuant to this Section 2.7(c).

(d)        The Allocation shall be conclusive and binding on all parties, and Sellers (individually and jointly) and Purchasers (individually and jointly) agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns in accordance with the Allocation.  Sellers shall promptly provide Purchasers with any other information required to complete IRS Form 8594.  None of Purchasers, any of Sellers or any of their respective Affiliates shall take any position inconsistent with the Transaction Tax Treatment or the Allocation on any Tax Return or in any Tax proceeding, in each case, except as may be required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign Law).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchasers, except as set forth in the applicable sections and subsections of the Company Disclosure Schedule, as of the date hereof, as follows (provided, however, that, in no event shall any of the representations and warranties in this Article III apply to (i) any time-period, events, facts, matters or circumstances solely to the extent occurring prior to April 19, 2007 including any Contracts or other transactions entered into prior to April 19, 2007, or (ii) except for Section 3.14(d) and Section 3.14(e), any Sales Agency Pictures, Rent-A-System Pictures or Contracts in connection with any Sales Agency Pictures or Rent-A-System Pictures):

Section 3.1                                      Organization; Authority.  (a) Except as set forth in Section 3.1(a) of the Company Disclosure Schedule, each of the Company and the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite limited liability company, corporate or other entity, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and the Company’s Subsidiaries is qualified to do business (where such concept exists) as a foreign limited liability company, corporation or other legal entity, as applicable, in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so organized, existing, in good standing or qualified, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  A correct and complete copy of the Organizational Documents of the Company and each of its Subsidiaries, as amended to the date of this Agreement, has been made available to Purchaser, and each such Organizational Document is in full force and effect.

(b)                       The Company has the requisite limited liability company power and authority, and has taken all limited liability company action necessary, to authorize this Agreement and to perform its obligations under this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Sellers, Parent and Purchasers, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights and to general equitable principles, whether considered in a proceeding in equity or at law, except for immaterial failures to be in such full force and effect or to be such valid, binding and enforceable (collectively, the “Bankruptcy Exceptions”).

Section 3.2                                      Governmental Approvals and Third Party Consents; Non-Contravention.  (a)  Section 3.2(a) of the Company Disclosure Schedule sets forth a complete and correct list of the Company Material Contracts and license agreements for the Company’s licensed Other Intellectual Property Rights, pursuant to which consents or waivers are required to be obtained by the Company or its Subsidiaries from any Person other than a Governmental Authority in connection with the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for those where the failure to obtain is not, individually or in the aggregate, reasonably likely to be material to the Company and its Subsidiaries, taken as a whole (collectively, the “Company Third Party Consents”).

(b)                       The execution, delivery and performance by the Company of this Agreement and the compliance by the Company with the provisions hereof do not and will not constitute or result in (i) a breach or violation of the Organizational Documents of the Company or its Subsidiaries, or (ii) subject to obtaining the Company Third Party Consents, a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or its Subsidiaries pursuant to, any Company Material Contract, or (iii) conflict with or violate any Law or Governmental Authorization to which the Company or its Subsidiaries or any of their respective properties or assets are subject, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, termination, default, creation or acceleration that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.  As of the date of this Agreement, all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the Purchase have expired or otherwise been terminated and the antitrust approval of the German Competition Authority (Bundeskartellamt) has been obtained.

Section 3.3                                      Capitalization.  (a)  The authorized membership interests of the Company consist of (i) Class A Common Units, of which 159,606,562 Class A Common Units were issued and outstanding as of the date of this Agreement, (ii) Class B Common Units, of which 5,273,750 Class B Common Units were issued and outstanding as of the date of this Agreement and (iii) preferred membership interests (including Class A Preferred Units, Class B Preferred Units, Class C Preferred Units and Class D Preferred Units), of which none were issued and outstanding as of the date of this Agreement.  Except for the Membership Interests and the Unit Appreciation Rights, there are no issued or outstanding Equity Interests in the Company and there are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company, having the right to vote, or convertible into or exercisable or exchangeable for securities having the right to vote, on any matters upon which the Company’s members may vote.  The Membership Interests have been duly authorized and are validly issued, and are not subject to any right of first refusal, preemptive right or subscription right and were not issued in violation of the Organizational Documents of the Company (other than such rights under the Company LLC Agreement which have been waived).  Under the Delaware Limited Liability Company Act, except as provided in the Company’s Organizational Documents, the holders of the Membership Interests have no obligation to make further payments for their purchase of such Membership Interests or contributions to the Company solely by reason of their ownership of such Membership Interests.

(b)                       Section 3.3(b) of the Company Disclosure Schedule sets forth, for each Subsidiary of the Company, (i) its name and jurisdiction of organization, (ii) the Equity Interests in such Subsidiary that are authorized, and (iii) the Equity Interests in such Subsidiary that were issued and outstanding as of the date of this Agreement, the names of the holders thereof and the Equity Interests held by each such holder.  All issued and outstanding Equity Interests in each of the Company’s Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable (in the case of capital stock), are not subject to any right of first refusal, preemptive right or subscription right and were not issued in violation of the Organizational Documents of such Subsidiary. In the case of Subsidiaries that are limited liability companies, under the applicable limited liability company statute, except as provided in the Organizational Documents of such Subsidiary, the holders of membership interests in such Subsidiary have no obligation to make further payments for their purchase of such membership interests or contributions to such Subsidiary solely by reason of their ownership of such membership interests. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no issued or outstanding Equity Interests or voting securities in any Subsidiary of the Company, and there are no issued or outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary of the Company, having the right to vote, or convertible into or exercisable or exchangeable for securities having the right to vote, on any matters that upon which shareholders, members or other equityholders of such Subsidiary may vote.  Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, all of the outstanding Equity Interests in each Subsidiary of the Company are owned, directly or indirectly, by the Company.

(c)                        Section 3.3(c) of the Company Disclosure Schedule sets forth a true and correct list of the outstanding Unit Appreciation Rights of the Company as of the date hereof and, other than as set forth on Section 3.3(c) of the Company Disclosure Schedule, there are no Commitments or Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound, (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests or other Commitments with respect to the Company or any of its Subsidiaries, or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such Commitment or Contract.  There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries.

(d)                       Except as set forth on Section 3.3(d) of the Company Disclosure Schedule, other than with respect to the Subsidiaries of the Company as set forth in Section 3.3(b) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own, directly or indirectly, any capital stock, limited liability company or partnership interest, joint venture interest or other Equity Interest in any other Person.

Section 3.4                                      Financial Information.  (a)  Section 3.4(a) of the Company Disclosure Schedule sets forth complete and accurate copies of (i) (x) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2010, 2009 and 2008 and (y) the audited consolidated statements of operations, members’ capital and cash flows of the Company and its Subsidiaries for the twelve-month periods ended December 31, 2010, 2009 and 2008 (collectively, the “Audited Financial Statements”), and (ii) (x) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2011 and September 30, 2010 and (y) the unaudited consolidated statements of operations, members’ capital and cash flows of the Company and its Subsidiaries for the nine-month periods ended September 30, 2011 and September 30, 2010 (collectively, the “Unaudited Financial Statements”).  The Audited Financial Statements and the Unaudited Financial Statements, including the notes thereto, are sometimes collectively referred to herein as the “Financial Statements”; and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2011 (the “Most Recent Balance Sheet Date”) is referred to as the “Most Recent Balance Sheet.”  The Financial Statements (including the related notes and schedules) (x) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (y) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, members’ capital and cash flows of the Company and its consolidated Subsidiaries for the periods then ended, except that the Unaudited Financial Statements do not include accruals for professional fees for tax and audit services, equity compensation, and annual bonuses, which the Company customarily accrues at year-end, and do not contain all of the footnotes required by GAAP.  Since the Balance Sheet Date, there has been no material change in any accounting policies, principles, methods or practices of the Company or any of its Subsidiaries.

(b)                       The Company and its Subsidiaries have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i)  transactions are executed in accordance with management’s general or specific authority, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authority, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                        The Company and its Subsidiaries have no Liabilities (including off balance sheet liabilities as of the date of this Agreement relating to the acquisition or financing of Motion Pictures and any other material off balance sheet Indebtedness) other than (i) Liabilities to the extent reflected, accrued, disclosed or reserved in the Most Recent Balance Sheet, (ii) Liabilities which do not exceed Fifty Thousand Dollars ($50,000) individually or Three Million Dollars ($3,000,000) in the aggregate and were incurred by the Company or any of its Subsidiaries after the Most Recent Balance Sheet Date, and (iii) Liabilities disclosed in Section 3.4(c)(iii) of the Company Disclosure Schedule.  For the avoidance of doubt, if Section 3.4(c)(iii) of the Company Disclosure Schedule discloses Liabilities under clause (ii) in excess of Three Million Dollars ($3,000,000) in the aggregate, then Liabilities which do not exceed Fifty Thousand Dollars ($50,000) do not need to be individually scheduled.

(d)                       All of the material Accounts Receivable reflected in the most recent Unaudited Financial Statements and all of the material Accounts Receivable arising between the Most Recent Balance Sheet Date and the date of this Agreement (i) arose in the ordinary course of business consistent with past practice, and (ii) subject to reasonable reserves set forth in the most recent Unaudited Financial Statements, are not subject to any right of set-off or counterclaim that has been asserted or is reasonably likely to be asserted against the Company or any of its Subsidiaries by the respective obligor.  No Accounts Receivable have been pledged or assigned by the Company or any of its Subsidiaries to any Person other than in connection with the Credit Facilities and Foreign Rights Loans.

(e)                        Section 3.4(e)(i) of the Company Disclosure Schedule lists all Foreign Rights Loans and all loans made against a “tax-credit” or subsidy of the Company or any of its Subsidiaries that are outstanding as of the date hereof.  Section 3.4(e)(ii) of the Company

Disclosure Schedule lists all of the participation and residual audits of the Company or its Subsidiaries, in each case, of which the Company has received written notice and which are not closed, as of the date of this Agreement.

(f)                          Section 3.4(f) of the Company Disclosure Schedule sets forth all deposit payments relating to undelivered or uncompleted Motion Pictures owned and/or controlled by the Company and/or any of its Subsidiaries.

(g)                       Section 3.4(g) of the Company Disclosure Schedule sets forth the amount of participations and residuals paid by the Company or accrued on the Company’s Books and Records from the Most Recent Balance Sheet Date to December 31, 2011; provided that without prejudice to any other representation or warranty in this Agreement, no representation is made with respect to (i) the accuracy of such ultimates or (ii) whether the amount of participations will be higher than as reflected on Section 3.4(g) of the Company Disclosure Schedule as a result of the gross receipts of any such Motion Picture being greater than as reflected on such ultimate statement.

(h)                       Since the Balance Sheet Date, the methodology used by the Company and/or its Subsidiaries to compute its first cycle (10 year) film ultimates has remained substantially the same (the “Ultimate Methodology”).  Each film ultimate for a Library Motion Picture prepared by the Company or any of its Subsidiaries was created using the Company’s Ultimate Methodology.  Section 3.4(h)(1) of the Company Disclosure Schedule sets forth the ultimates used by the Company in the preparation of the September 30, 2011 Unaudited Financial Statements (the “September 30 Ultimates”).  As of September 30, 2011, the Company had no Knowledge of any facts, circumstances or events that would cause the Company to materially restate the September 30 Ultimates.  The schedule set forth in Section 3.4(h)(2) of the Company Disclosure Schedule of cash amounts actually paid to third parties and received by the Company and its Subsidiaries (other than to or from the Company to or from any Subsidiary) as of September 30, 2011 in respect of the Library Motion Pictures and Motion Pictures in Progress set forth in Section 3.4(h)(2) of the Company Disclosure Schedule is true and accurate in all material respects.  Section 3.4(h)(3) of the Company Disclosure Schedule sets forth the ultimates as of January 6, 2012 for the Library Motion Pictures set forth on Section 3.4(h)(3) of the Company Disclosure Schedule and which the Company expects, as of the date of this Agreement, to be the basis for the ultimates to be provided to the Company’s auditors in connection with the audit of the Company’s 2011 annual financial statements.

Section 3.5                                      Conduct in the Ordinary Course of Business.  Since the Balance Sheet Date, (a) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) no fact or event has occurred or circumstance or change arisen that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect.  Except as set forth on Section 3.5 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has:

(i)  from the Most Recent Balance Sheet Date to the date of this Agreement, acquired control of all or substantially all of the stock or assets of, or otherwise invested in, any other Person or made any loans or advances or capital contributions to, or investments in, any other Person;

(ii)  from the Most Recent Balance Sheet Date to the date of this Agreement, incurred any Indebtedness or guaranteed or otherwise become liable for such Indebtedness of another Person (other than the Company or any of its wholly owned Subsidiaries), issued or sold any debt securities or warrants or other rights to acquire its debt security, except for any short-term indebtedness, or created or incurred any material Lien (other than Permitted Liens) on its properties or assets against the Company or any of its Subsidiaries, in each case, other than (x) Indebtedness to the extent reflected, accrued, disclosed or reserved in the Most Recent Balance Sheet and (y) Indebtedness which individually and in the aggregate does not exceed One Million Dollars ($1,000,000) and was incurred by the Company or any of its Subsidiaries after the Most Recent Balance Sheet Date;

(iii)  from the Most Recent Balance Sheet Date to the date of this Agreement, transferred, sold, leased, licensed, surrendered, divested, canceled, abandoned or allowed to lapse or expire or otherwise disposed of any of its material assets, Motion Pictures, Other Intellectual Property Rights, product lines or businesses, including capital stock or Equity Interests of any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(iv)  from the Balance Sheet Date to the date of this Agreement, made any material changes with respect to its financial or regulatory accounting principles or procedures (other than to the extent required by applicable Law or changes in GAAP or applicable regulatory accounting requirements, without regard to any optional early adoption date);

(v)  from the Balance Sheet Date to the date of this Agreement, settled or compromised any Action other than as did not involve the admission of wrongdoing, the institution of mandated new procedures or other business conduct or the imposition of equitable or similar relief, in each case with respect to the Company or its Subsidiaries;

(vi)  from the Most Recent Balance Sheet Date to the date of this Agreement, except (x) as required under the terms of any Benefit Plan or (y) as required by applicable Law, (A) entered into, adopted, or terminated any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director, member, partner or consultant of the Company and its Affiliates, (B) increased the compensation or benefits payable to any such individual (including any such increase pursuant to any employee benefit plan) or paid any amounts to any such individual not otherwise due or that would be prohibited under Section 3.5(ix)(B) below, (C) granted or accelerated the vesting of any equity-based awards, bonus or other incentive payments or awards, (D) entered into any new, or amended any existing, collective bargaining agreement or similar agreement, (E) provided any funding for any rabbi trust or similar arrangement or (F) hired or terminated any employee with annual compensation in excess of Two Hundred and Fifty Thousand Dollars ($250,000);

(vii)  from the Most Recent Balance Sheet Date to the date of this Agreement, except to the extent the taking of the following actions does not create outstanding obligations of the Company or its Subsidiaries in excess of Five Hundred Thousand Dollars ($500,000) individually, (A) “green-lit” any theatrical Motion Picture; (B) acquired or committed to the acquisition, development, financing or production of any theatrical Motion Picture, (C) entered into, or committed to enter into, any agreement providing for the distribution, co-ownership, co-production, co-financing or co-branding of any theatrical Motion Picture produced or to be produced by the Company, any of its Subsidiaries or a Third Party, or (D) entered into any agreements that obligate the Company or any of its Subsidiaries to make a minimum P&A expenditure or other similar spending commitment with a Third Party, where such Third Party has the final right to approve such expenditure or other similar spending commitment;

(viii)  from the Most Recent Balance Sheet Date to the date of this Agreement, managed payables, Accounts Receivable, current assets or current liabilities in any manner other than in all material respects in the ordinary course of business consistent with past practice; or

(ix) from the Most Recent Balance Sheet Date to the date of this Agreement, (A) made any distribution or other payment to such Person’s respective members, partners or stockholders with respect to their Membership Interests other than compensation payments in the ordinary course of business (and subject to the following clause (B)), or (B) other than payments of salary paid to employees and payment of retroactive salary to a single employee as previously disclosed to Purchaser, paid or awarded, or committed to pay or award, year-end bonus or other incentive compensation payments in respect of 2011 or 2012 to current or former employees, officers, directors, members, partners or consultants of the Company and its Affiliates, that in the aggregate exceed the difference between the Limit Amount and the amount paid in respect of the Unit Appreciation Rights as contemplated by Section 2.6.

Section 3.6                                      Taxes.  Except as set forth in Section 3.6 of the Company Disclosure Schedules:

(a)                        All material Tax Returns that are required to be filed by or on behalf of the Company or any of its Subsidiaries (or by or with respect to any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) have been timely filed (taking into account any extension of time to file granted or obtained).

(b)                       The Tax Returns referred to in Section 3.6(a) are true, correct and complete in all material respects.

(c)                        All material Taxes shown as due on the Tax Returns referred to in Section 3.6(a) have been paid in full except with respect to matters for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements.  All material amounts required to be withheld with respect to payments made to any employee, independent contractor, creditor, shareholder, customer, vendor, supplier or other Third Party by the Company or any of its Subsidiaries have been withheld and paid over to the appropriate Governmental Authority.

(d)                       Neither the Company nor any of its Subsidiaries (nor any consolidated, combined, unitary or affiliated group of which any of them is or has been a member) has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return referred to in Section 3.6(a) or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(e)                        Neither the Company nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement pursuant to which it will have any obligation after the Closing (other than agreements entered into in the ordinary course of business with Third Parties ).

(f)                          There is not pending or Threatened any audit, examination, investigation or other proceeding with respect to Taxes against the Company or any of its Subsidiaries (or any consolidated, combined, unitary or affiliated group of which any of them is or has been a member), and during the past three years, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns to the effect that the Company or such Subsidiary may be subject to taxation by that jurisdiction.

(g)                       Neither the Company nor any of its Subsidiaries is subject to any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any corresponding or similar provision of state, local or foreign Law, or is subject to, or has pending any request for, any private letter ruling, technical advice or permission for any change in accounting methods.

(h)                       Except for Permitted Liens, there are no Liens for Taxes against any of the assets or properties of the Company or any of its Subsidiaries.

(i)                           Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any consolidated, combined or unitary group for the purpose of any Tax (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any other Person (other than any other legal entity that is a member of the affiliated group filing a federal consolidated income tax return, of which the Company or such Subsidiary is currently a member) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law).

(j)                           None of Purchasers, any of their Affiliates, the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (A) change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (B) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date,

(C) prepaid amount received on or prior to the Closing Date, (D) intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (E) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed by Sellers, the Company or any of its Subsidiaries on or prior to the Closing Date, or (F) election under Section 108(i) of the Code.

(k)                        Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(l)                           Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b).

(m)                     The Company and each of its Subsidiaries is, and at Closing will be, and has at all times been and at all times through Closing will be, properly classified as a partnership or as a disregarded entity for U.S. federal income tax purposes, and none of Sellers or any of the Company and its Subsidiaries has taken a position inconsistent with such classification on any Tax Return, in connection with any Tax proceeding or otherwise.

(n)                       Section 3.6(n) of the Company Disclosure Schedule sets forth all transactions with respect to labor-based or content-based Tax rebates or reductions and Tax Assets to which any Subsidiary of the Company that is treated as a corporation for U.S. federal income tax purposes is entitled.

(o)                       No foreign subsidiary of the Company that is treated as a corporation for United States federal income Tax purposes has undistributed earnings (other than earnings that are treated as previously taxed for United States federal income Tax purposes) in excess of Seventy Five Thousand Dollars ($75,000).

(p)                       After giving effect to this Agreement, the aggregate amount of Tax Distributions (as defined in the Company LLC Agreement) which the Sellers would be entitled to receive if the Sellers were still members of the Company after giving effect to any tax distributions made after the Balance Sheet Date and prior to the date of this Agreement, exceeds Five Million Dollars ($5,000,000).

Section 3.7                                      Litigation.  There are no Actions or Governmental Orders pending or, to the Company’s Knowledge, Threatened against the Company or any of its Subsidiaries or any of the members, managers, officers or directors of the Company, except for those that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  On or prior to the date of this Agreement, Sellers have delivered or caused to be delivered to Purchaser a complete and correct list of all Actions that are as of the date of this Agreement pending against or, to the Company’s Knowledge, Threatened against the Company or any of its Subsidiaries, except for Actions that are immaterial to the Company and its Subsidiaries, taken as a whole.  There are no claims for indemnification pending or, to the Knowledge of the Company, for which there is a basis for assertion, by any party pursuant to the

Purchase and Contribution Agreement. Except as set forth in Section 3.4(e)(ii) of the Company Disclosure Schedule, there are no audits (including Guild audits) of the Company or any of its Subsidiaries, of which the Company has received written notice and which are not closed, as of the date of this Agreement.

Section 3.8                                      Compliance with Laws.  (a)  Except as would not, individually or in the aggregate, be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries:

(i)                  is conducting, and since December 31, 2009, has conducted, its business in compliance with all Laws and Governmental Orders, in each case to the extent applicable to the Company and its Subsidiaries;

(ii)               has not received any written notification or communication from any Governmental Authority, (A) asserting that it is not in compliance with any of the Laws such Governmental Authority enforces or is subject to active regulatory enforcement actions, (B) requiring it to enter into a cease and desist order or similar agreement or memorandum of understanding, or (C) restricting or disqualifying its present business activities; and

(iii)            since December 31, 2009, except for normal and routine examinations conducted by any Governmental Authority in the ordinary course of business of the Company and its Subsidiaries, has not been subject to, and has not received any written notification threatening to initiate, any proceeding, investigation or review by a Governmental Authority into the business or operations of the Company or any of its Subsidiaries.

(b)                       Section 3.8(b) of the Company Disclosure Schedule sets forth a true and complete list of all Governmental Authorizations that the Company and its Subsidiaries hold that are required to carry on the business of the Company, except for those Governmental Authorizations related to the production of single Motion Pictures or those the failure of which to hold would not have a Company Material Adverse Effect (the “Company Permits”), and each Company Permit is in full force and effect and no Action is pending or, to the Knowledge of the Company, Threatened against the Company or any of its Subsidiaries, which would revoke or limit any Company Permit.

Section 3.9                                      Employee Benefits. (a)  Section 3.9(a) of the Company Disclosure Schedule sets forth a correct and complete list identifying any “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), profit-sharing, bonus, pension, profit sharing, deferred compensation, excess benefit, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, employment, consulting, change of control, disability, death benefit, hospitalization, medical insurance, post-retirement medical or life insurance, welfare, supplemental unemployment, severance or other compensatory or employee benefit plans, agreements, arrangements or understandings that are maintained, administered, entered into or contributed to by the Company or any of its Affiliates (or to which the Company or any of its Affiliates is party) and that covers any current or former employee or independent contractor of the Company and its Subsidiaries.  Such plans are referred to collectively herein as the “Benefit Plans.”  True and complete copies have been provided to Purchaser of (A) each Benefit Plan and (B) with respect to each Benefit Plan, (1) the most recent Summary Plan Description, if required under ERISA; (2) if the Benefit Plan is funded pursuant to a trust or any Third Party funding vehicle, the trust or other funding agreement and the most recent financial statements with respect thereto; and (3) the most recent determination letter received from the IRS if the Benefit Plan is intended to be qualified under Section 401(a) of the Code, and (4) the most recent financial and/or actuarial report, if any.

(b)                       No Benefit Plan is subject to Title IV or described in Section 3(37) of ERISA or is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and neither the Company nor any of its respective ERISA Affiliates has at any time within the past six (6) years sponsored or contributed to, or has or had within the past six (6) years any liability or obligation in respect of, any plan subject to Title IV, any plan described in Section 3(37) of ERISA or any Multiple Employer Plan.  There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Purchaser or any of its Affiliates following the Closing Date.  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(c)                        No Benefit Plan provides for, and Sellers and their respective Affiliates have not incurred any liability in respect of, post-retirement health, medical or life insurance benefits for the Company Employees.

(d)                       No Benefit Plan exists that, as a result of the Transactions (whether alone or together with any other event), could (i) with respect to any employee, officer, director or other service provider of the Company and its Affiliates, accelerate the time of payment or vesting or result in any payment or funding of compensation or benefits under, or increase the amount payable pursuant to, any of the Benefit Plans, (ii) result in payments that would not be deductible under Section 280G of the Code or (iii) limit the right to amend, terminate or receive a reversion of assets from such Benefit Plan.  No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(e)                        Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code and the related trust have received or have timely applied for a favorable determination letter from the IRS that has not been revoked, and, to the Company’s Knowledge, no circumstances exist and no event has occurred that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan or the related trust.

(f)                          Each Benefit Plan has been maintained in material compliance with applicable Law, as well as with the terms of such Benefit Plan.  The Company and its Subsidiaries have satisfied all of their respective obligations with respect to the Benefit Plans, and all contributions (including all employer contributions and employee contributions) that have been required to have been paid with respect to each Benefit Plan have been paid within the time required by such Benefit Plan or the Code.  Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (ii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(g)                       Section 3.9(g) of the Company Disclosure Schedule contains a complete and accurate list of each current employee of the Company and its Subsidiaries as of the date hereof and with respect to each such employee, his or her position, business location, date of hire, service credit for purposes of benefit plan participation, annual/weekly/hourly rate of pay and status as full or part-time and active or on leave.

(h)                       There are no pending or, to the Company’s Knowledge, Threatened Actions relating to any Benefit Plan that could reasonably be expected to become a liability of the Company or Purchasers.  No assets of the Company or its Subsidiaries are subject to any Lien under ERISA Section 302(f).  Each individual who renders services to Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Plans) is properly so characterized.

(i)                           All Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all requirements of applicable Law, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.10                                Labor.  (a)  Except for customary distributor assumption agreements and guild intercreditor agreements, and except in connection with the development, production or distribution of a Motion Picture by a Special Purpose Subsidiary, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a Guild, and no such collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries, and (ii) no Guild or group of Company Employees has made any attempt for recognition, and there are no pending representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, Threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority relating to the Company or any of its Subsidiaries.  No strike, work stoppage or labor dispute is pending or, to the Company’s Knowledge, Threatened that involves the Company or any of its Subsidiaries.

(b)                       There is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board pending or, to the Company’s Knowledge, Threatened.  There is no charge of discrimination in employment that has been asserted or is now pending or, to the Company’s Knowledge, Threatened before the United States Equal Employment Opportunity Commission or any other Governmental Authority against the Company or any of its Subsidiaries in any jurisdiction where the Company Employees are located.  Each of the Company and its Subsidiaries are in all material respects compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including Laws relating to disability, labor relations, discrimination, hours of work, payment of wages and overtime wages, employee classification, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices, and there are no pending, or to the Company’s Knowledge Threatened, charges or complaints by any current or former employees of the Company or its Subsidiaries or any Governmental Authority alleging a violation of any such Law.

Section 3.11                                Real Property.  (a)  Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and correct list of all real property leased by the Company or any of its Subsidiaries or otherwise occupied by the Company or any of its Subsidiaries, other than property leased in connection with the production of single Motion Pictures (the “Company Real Properties”).

(b)                       Neither the Company nor any of its Subsidiaries owns any real property.

(c)                        All leases of Company Real Property under which the Company or a Subsidiary of the Company (other than Special Purpose Subsidiaries), as lessee, leases any material Company Real Property, are valid, binding and enforceable against the Company or Subsidiary of the Company, as applicable, in accordance with their respective terms (subject to the Bankruptcy Exceptions), and the Company or Subsidiary of the Company (other than Special Purpose Subsidiaries) have good and marketable leasehold interests to all material Company Real Property leased by them, there is not under any such lease any material existing default by the Company or such Subsidiary or, to the Company’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material default, and all rent and other sums and charges due and payable under such lease have been paid.

(d)                       There are no Persons in possession of any portion of any of the Company Real Property owned or leased by the Company or any of its Subsidiaries (other than Special Purpose Subsidiaries) other than the Company or its Subsidiaries, and no Person other than the Company or its Subsidiaries have the right to use or occupy for any purpose any portion of any of the Company Real Property owned or leased by the Company or any of its Subsidiaries, except in each case as would not, individually or in the aggregate, impair in any material respect the Company’s and its Subsidiaries’ use of such Company Real Property.

Section 3.12                                Other Intellectual Property Rights.  (a) Section 3.12(a) of the Disclosure Schedule sets forth, (i) with respect to Other Intellectual Property Rights owned by the Company or any of its Subsidiaries, a complete and accurate list of patent, copyright, domain name and trademark registrations related thereto, (ii) the copyright registration number, registration date and name of the registrant for each U.S. copyright owned, in whole or in part, by the Company or any Subsidiary in Library Motion Pictures and screenplays relating thereto that have been theatrically released in the U.S. after April 18, 2007 and before the date of this Agreement, and (iii) the recordation filing date or recordation number and date for each Library Motion Picture that has been theatrically released in the U.S. after April 18, 2007 and before the date of this Agreement to which the Company or any Subsidiary acquired U.S. distribution rights.

(b)                       The Other Intellectual Property Rights together with the Motion Pictures constitute all of the intellectual property rights necessary to conduct the Business from and after the Closing Date in substantially the same manner as currently conducted, and the Company or its Subsidiaries own or are licensed, or otherwise possess legally enforceable rights to use, all material intellectual property rights that are used in the business of the Company of its Subsidiaries.

(c)                        The Company or its Subsidiaries hold good and marketable title or otherwise have rights to all of the Other Intellectual Property Rights and all of the Other Intellectual Property Rights are free and clear of all Liens (other than Permitted Liens) filed against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, are valid and enforceable.

(d)                       To the Knowledge of the Company, the Other Intellectual Property Rights do not (i) infringe, misappropriate, dilute, impair or otherwise violate (“Infringe”) upon any patent, trademark, service mark, trade name, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person or (ii) contain any element or material that in any manner constitutes a libel, slander or other defamation of any Person.

(e)                        Other than customary license and renewal fees, there are no material sums due to any Person in connection with the exploitation of the Other Intellectual Property Rights, and all such sums due as of the date hereof in connection with the Other Intellectual Property Rights have been paid in full.

(f)                          The Company and its Subsidiaries have taken commercially reasonable steps to protect, confirm, register, maintain, police and enforce the Other Intellectual Property Rights in all material respects.

(g)                       Neither the Company nor any of its Subsidiaries has done, or failed to do, any act which impairs or encumbers (other than Permitted Liens) the Company’s or any of its Subsidiaries’ full enjoyment of the Other Intellectual Property Rights.

(h)                       The Transactions will not restrict, limit, invalidate or otherwise affect or result in the termination of any right, title or interest of the Company or any of its Subsidiaries in any of the Other Intellectual Property Rights.

(i)                           The Company IT Systems that are used in the businesses of the Company and its Subsidiaries as currently conducted are sufficient for their intended use and for the operation of the businesses of the Company and its Subsidiaries as currently conducted and are in good working condition, except for normal wear and tear.

Section 3.13                                Library Motion Pictures; Elements; Sales Agency.  (a) Section 3.13(a) of the Company Disclosure Schedule accurately identifies all of the Library

Motion Pictures for which the Company or any of its Subsidiaries owns or controls (i.e., by license to the Company) distribution rights (the “Distribution Rights”).

(i)                       With respect to the Library Motion Pictures, the Company or its Subsidiaries hold good and marketable title to all of the Distribution Rights, free and clear of all Liens filed against the Company or any of its Subsidiaries, other than Permitted Liens.

(ii)                    No Library Motion Picture owned and controlled by the Company and/or any of its Subsidiaries, nor any of the literary, dramatic or musical material contained therein or upon which any such Library Motion Picture is based, nor the exercise by any authorized person or entity of any right granted to or by the Company or any of its Subsidiaries in connection therewith, (A) infringes upon any patent, trademark, service mark, trade name, or, to the Knowledge of the Company, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person or (B) contains any element or material that in any manner constitutes a libel, slander or other defamation of any Person, in each case, which would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole.

(iii)                 No Action is pending or, to the Knowledge of the Company, Threatened relating to the Library Motion Pictures owned and/or controlled by the Company and/or any of its Subsidiaries or the Distribution Rights.

(iv)                Except for talent/producer and/or co-financier/licensor participations, box office bonuses, the agreements for which have been disclosed on Section 3.13(a)(iv) of the Company Disclosure Schedule, customary guild residuals, performing rights society payments, any other amounts reflected on the Financial Statements, any Contract providing for merchandising or other royalties not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate (other than such agreements disclosed on Section 3.13(a)(iv) of the Company Disclosure Schedule), there are no material sums due a third party in connection with (x) the exploitation of the Library Motion Pictures owned or controlled by the Company or any of its Subsidiaries, other than in each case production and/or distribution expenses due in the ordinary course of business consistent with past practice and, where ultimates have been provided in Section 3.4(h)(3) of the Company Disclosure Schedule and accounting for sums already expended as of the date of this Agreement is reflected in Section 3.4(h)(2) of the Company Disclosure Schedules, in accordance with the remaining amounts reflected in such section to be spent with respect to each picture and its respective ultimate, or (y) the Distribution Rights for which the Company or any of its Subsidiaries is obligated to make payments.

(v)                   Other than with respect to obligations incurred in the ordinary course of business since the Balance Sheet Date, all material sums due as of December 31, 2011, including contingent compensation and residuals, in connection with the Library Motion Pictures where the Company or any of its Subsidiaries has the obligation to make the payment of such amounts have been paid in full and/or the Company has established and maintains adequate reserves for the payment of such material payment obligations (which reserves are accurately reflected in the Most Recent Balance Sheet) or are reflected on the Financial Statements.

(vi)                The Company and its Subsidiaries take and have taken all commercially reasonable steps to protect, confirm, register, maintain, police and enforce its rights in the Library Motion Pictures owned and controlled by the Company and/or any of its Subsidiaries and the Distribution Rights, including making all filings, paying all fees and executing all appropriate written agreements (License Agreements, assignment agreements, work-for-hire agreements, confidentiality agreements, waivers of moral rights, etc.).

(vii)             (A) Neither the Company nor any of its Subsidiaries has any executory obligations relating to any minimum P&A and/or marketing spend and/or release obligations (i.e., minimum number of screens, markets and/or Third Party-designated release dates) for any Library Motion Picture, and (B) except as reflected in the Financial Statements or set forth in the Company Material Contracts, neither the Company nor any of its Subsidiaries has any executory obligations relating to any non-contingent payment guarantee relating to the Library Motion Pictures.

(viii)          The Library Motion Pictures owned and/or controlled by the Company and/or any of its Subsidiaries have been or may be validly copyrighted and registered for copyright in the United States of America and, to the Knowledge of the Company, may similarly be registered and/or protected in the jurisdictions in which the Company or its Subsidiaries possess Distribution Rights with respect to such Library Motion Picture to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection.

(ix)                  No part of any Library Motion Picture owned and controlled by the Company and/or any of its Subsidiaries (other than incidental material) is in the public domain.

(x)                     Neither the Company nor any of its Subsidiaries has done, or failed to do, any act that impairs or encumbers in any material respect the Company’s or any of its Subsidiaries’ full enjoyment of the Library Motion Pictures owned and controlled by the Company and/or any of its Subsidiaries or the Distribution Rights.

(xi)                  The Transactions will not restrict, limit, invalidate or otherwise affect or result in the termination of any right, title or interest of the Company or any of its Subsidiaries in any of the Library Motion Pictures owned and controlled by the Company and/or any of its Subsidiaries or the Distribution Rights.

(xii)               The Company maintains a rights management system that is sufficient in all material respects for the Company and its Subsidiaries to accurately monitor all of their respective rights in respect of, rights licensed in, and rights to license out Motion Pictures in Progress controlled by the Company at any given time and Library Motion Pictures.

(b)                       With respect to each Library Motion Picture owned and controlled by the Company and/or any of its Subsidiaries, the Elements owned or controlled by the Company and its Subsidiaries are free and clear of all Liens filed against the Company or any of its Subsidiaries (other than Permitted Liens) and are sufficient to produce copies, prints, video products and other reproductions for exploitation in the theatrical, non-theatrical, television and video and audio markets (to the extent that the Company and its Subsidiaries control such rights) that are of first-class technical quality suitable for use in connection with the exploitation of the Distribution Rights.  Section 3.13(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the locations of all of the Elements described in the foregoing sentence.

Section 3.14                                Motion Pictures In Progress and Development Projects.  (a)  Section 3.14(a) of the Company Disclosure Schedule sets forth for the Company and each of its Subsidiaries as of the date of this Agreement a list of all Motion Pictures for which principal photography has commenced, but have not yet been commercially exploited, whether being produced by the Company or any of its Subsidiaries or whether the Company or any of its Subsidiaries is committed to acquire in exchange for payment or a release commitment any rights in such Motion Picture from a third Person (collectively, the “Motion Pictures In Progress”), together with a summary of (x) all material costs and expenses (including a list of contractual P&A and release commitments owed to a Third Party where such Third Party controls or has approval over such commitments (including commitments where a Third Party controls dating, screen count and/or spending), where applicable) and (y) the remaining material amounts (including a list of contractual P&A and release commitments owed to a Third Party where such Third Party controls or has approval over such commitments, where applicable) that the Company or such Subsidiary is contractually obligated as of the date of this Agreement to pay with respect thereto. For the avoidance of doubt, Motion Pictures In Progress are intended to include all Motion Pictures other than Library Motion Pictures, Development Projects, Motion Pictures in Pre-Production, Rent-A-System Pictures and Sales Agency Pictures.

(b)                       Section 3.14(b)(i) of the Company Disclosure Schedule identifies all Motion Pictures that are being actively developed by or on behalf of the Company or any of its Subsidiaries for which Pre-Production has yet to commence, regardless of the stage of development of such work or project (the “Development Projects”), as of the date of this Agreement, together with a summary of the remaining material amounts in excess of $250,000 that the Company or such Subsidiary is contractually obligated to pay as of December 31, 2011 with respect thereto.

(c)                        Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, with respect to the Motion Pictures In Progress, Motion Pictures in Pre-Production and the Development Projects, other than Motion Pictures In Progress, Motion Pictures in Pre-Production and Development Projects that are being produced by a Person other than the Company or any Affiliate thereof provided the Company or any Affiliate thereof has not waived its right to review and approve the chain of title for such Motion Picture as a condition to its obligation to license or purchase such Motion Picture or the rights therein (together, the “Non-Library Motion Pictures”, it being understood that the terms Motion Pictures In Progress, Motion Pictures In Pre-Production and Development Projects used in this Section 3.14(c) are subject to the foregoing clause in its entirety):

(i)                       In the case of Motion Pictures in Progress, the Company or its Subsidiaries hold good and marketable title to all distribution rights which they own or control, free and clear of all Liens filed against the Company or any of its Subsidiaries, other than Permitted Liens, or Liens that are of a customary type as would reasonably be expected to exist with respect to such Motion Pictures in Progress and would be discharged in the normal course prior to the theatrical release of such motion picture and, in the case of Development Projects, no claim is pending or, to the Knowledge of the Company, Threatened that would prevent the Company from exercising the distribution rights owned or controlled by the Company with respect to such Development Project, and with respect to Motion Pictures in Pre-Production, no Lien exists against the Company or its Subsidiaries other than Permitted Liens or Liens that are of a customary type as would reasonably be expected to exist with respect to Motion Pictures in Pre-Production and would be discharged in the normal course prior to such Motion Picture becoming a Motion Picture In Progress.

(ii)                    After giving effect to securing customary releases, licenses and/or permits at the appropriate time in the ordinary course of business, which for purposes of Motion Pictures in Progress shall include securing the necessary underlying rights for the Company to exploit the rights to such motion picture in the territories and on the platforms as contemplated by the Company (other than distribution rights which are the subject of Section 3.14(c)(i)), no Non-Library Motion Picture, nor any part thereof, nor any of the literary, dramatic or musical material contained therein or upon which any such Non-Library Motion Picture is based, nor the lawful and authorized exercise by any authorized person or entity of any right granted to or by the Company or any of its Subsidiaries in connection therewith (A) infringes upon any patent, trademark, service mark, trade name, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy of any Person or (B) contains any element or material that in any manner constitutes a libel, slander or other defamation of any Person.

(iii)                 Other than with respect to obligations incurred in the ordinary course of business subsequent to the Balance Sheet Date, all sums due and payable by the Company or any of its Subsidiaries as of December 31, 2011 in connection with the Non-Library Motion Pictures have been paid in full or are accurately reflected on the Financial Statements, including if reflected thereon as a Foreign Rights Loan, or are contained in the bonded budget for such Non-Library Motion Picture and for which such bond is effective.

(iv)                The Company and its Subsidiaries take and have taken all commercially reasonable steps applicable to Non-Library Motion Pictures based on the state of development, pre-production or production of the same to protect, confirm, register, maintain, police and enforce its rights in the Non-Library Motion Pictures, including making all filings, paying all fees and executing all appropriate written agreements (License Agreements, assignment agreements, work-for-hire agreements, confidentiality agreements, waivers of moral rights, etc.).

(v)                   No Action is pending or, to the Knowledge of the Company, Threatened relating to the Non-Library Motion Pictures.

(vi)                The Motion Pictures In Progress may be validly copyrighted and registered for copyright in the United States of America when completed and, to the Knowledge of the Company, may similarly be registered and/or protected in other jurisdictions in which the Company or its Subsidiaries possess distribution rights with respect to such Non-Library Motion Picture to the maximum extent that the laws of such jurisdictions provide for such registration and/or protection.

(vii)             No part of any Non-Library Motion Picture (other than incidental material) is in the public domain.

(viii)          Neither the Company nor any of its Subsidiaries has done or failed to do, in light of the stage of completion of such Non-Library Motion Picture, any act which materially impairs the Company’s or any of its Subsidiaries’ full enjoyment of the rights owned or controlled in such Non-Library Motion Pictures.  All of the Non-Library Motion Pictures may be validly copyrighted and registered.

(ix)                  The Purchase contemplated by this Agreement will not restrict, limit, invalidate or otherwise affect or result in the termination of any material right, title or interest of the Company or any of its Subsidiaries in any of the Non-Library Motion Pictures.

(d)                       Section 3.14(d) of the Company Disclosure Schedule accurately sets forth each Material Sales Agency Agreement.  With respect to each Material Sales Agency Agreement:

(i)                       No Action is pending or, to the Knowledge of the Company, Threatened relating to the subject matter of such agreement and/or the Company’s and/or its Subsidiaries’ rights in respect of such agreement.

(ii)                    Except as set forth on Section 3.14(d)(ii) of the Company Disclosure Schedule, all sums due as of the date hereof in connection with each such agreement and the Company’s and/or its Subsidiaries’ agency thereunder have been paid in full (except for sums in the aggregate not exceeding One Hundred Thousand Dollars ($100,000)) and such contract is in full force and effect.

(iii)                 Except as specifically set forth in such agreement, neither the Company nor any of its Subsidiaries has any executory agency or other performance obligations with respect to the Motion Picture(s) and/or other matters that are the subject of such agreement.

(iv)                Except as set forth on Section 3.14(d)(iv) of the Company Disclosure Schedule, neither the Purchase nor any of the other Transactions will restrict, limit, invalidate or otherwise affect or result in the termination of any material right, title or interest of the Company or any of its Subsidiaries under such agreement.

(v)                   Such agreement is in full force and effect and is valid, binding and enforceable against the Company or its Subsidiaries party thereto, as the case may be, and, to the Company’s Knowledge, each other party thereto in accordance with its terms, in each case subject to the Bankruptcy Exceptions.  Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in material breach or violation of, or default under, such agreement, and to the Company’s Knowledge no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default by the Company or any of its Subsidiaries under such agreement.

(e)                        Section 3.14(e) of the Company Disclosure Schedule accurately sets forth the Company’s and/or its Subsidiaries’ rights under the Contracts relating to the acquisition of rights in Rent-A-System Pictures (the “Material Rent-A-System Contracts”).  With respect to each Material Rent-A-System Contract:

(i)                       No Action is pending or, to the Knowledge of the Company, Threatened relating to the subject matter of such agreement and/or the Company’s and/or its Subsidiaries’ rights in respect of such agreement.

(ii)                    Except as set forth on Section 3.14(e)(ii) of the Company Disclosure Schedule, all sums due as of the date hereof in connection with each such agreement and the Company’s and/or its Subsidiaries’ agency thereunder have been paid in full (except for sums in the aggregate not exceeding One Hundred Thousand Dollars ($100,000)) and such contract is in full force and effect.

(iii)                 Except as specifically set forth in such agreement, neither the Company nor any of its Subsidiaries has any executory agency or other performance obligations with respect to the Motion Picture(s) and/or other matters that are the subject of such agreement.

(iv)                (A) Neither the Company nor any of its Subsidiaries has any executory obligations relating to any minimum P&A spend and/or release obligations (i.e., minimum number of screens or release markets) for any Rent-A-System Picture, and (B) except as reflected in the Financial Statements or set forth in the Company Material Contracts, neither the Company nor any of its Subsidiaries has any executory obligations relating to any non-contingent payment guarantee relating to the Rent-a-System Pictures.

(v)                   Except as set forth on Section 3.14(e)(iv) of the Company Disclosure Schedule, neither the Purchase nor any of the other Transactions will restrict, limit, invalidate or otherwise affect or result in the termination of any material right, title or interest of the Company or any of its Subsidiaries under such agreement.

(f)                          Section 3.14(f) of the Company Disclosure Schedule lists each Motion Picture for which the Company or any of its Subsidiaries has any obligation to Participant Media, LLC or any of its Affiliates to produce, fund or release such Motion Picture, except for any Motion Picture which has been released as of the date of this Agreement.

(g)                       Other than as set forth on Section 3.14(g) of the Company Disclosure Schedule, no Person has any put right or other right, that, if exercised would require the Company or any of its Subsidiaries to develop, produce, exploit, acquire or “green light” any Motion Picture or entitle such Person to control the manner or extent to which any Motion Picture is developed, produced, exploited, acquired or “green lit.”

Section 3.15                                Material Contracts.  (a)  Section 3.15(a) of the Company Disclosure Schedule lists each of the Company Material Contracts in effect as of the date of this Agreement.  The term “Company Material Contracts” means all of the following types of executory Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, in each case, excluding this Agreement and the Indemnification Escrow Agreement and any agreements between the Company and any of its Subsidiaries or between a Subsidiary of the Company and another Subsidiary of the Company:

(i)                       any Contract with outstanding obligations payable by the Company or any of its Subsidiaries as of the date hereof in excess of Three Hundred Thousand Dollars ($300,000) with respect to (A) (1) the development of a Motion Picture or (2) the production of a Motion Picture, other than (x) agreements the financial obligations for which are in each case contemplated as part of the bonded budget for such Motion Picture and for which such bond is effective and (y) financial obligations for Now You See Me which are contemplated to be in the budget which will be bonded prior to the commencement of principal photography; or (B) printing, lab services or replication of a Motion Picture that is not entered into in the ordinary course of business. Section 3.15(a)(i)(D) of the Company Disclosure Schedule sets forth the amount of outstanding obligations in excess of projected P&A and marketing as reflected in the ultimates set forth on Section 3.4(h)(iii) of the Company Disclosure Schedule.  Section 3.15(a)(i)(E) of the Company Disclosure Schedule lists any License Agreement, other than (x) an agreement under which the Company or any of its Subsidiaries serves as a sales agent, (y) an agreement licensing rights to a theatrical exhibitor, and (z) notices of assignment with respect to the agreements listed on Section 3.15(a)(i)(E) of the Company Disclosure Schedule, in each case under which the aggregate fixed payments to be made to the Company or any of its Subsidiaries exceeds Two Hundred and Fifty Thousand Dollars ($250,000) over the remaining life of such Contract;

(ii)                    any Contract (or group of related Contracts) for the lease of real property or personal tangible property from any Person providing for remaining lease payments in excess of Five Hundred Thousand Dollars ($500,000);

(iii)                 any Contract creating or governing a partnership, joint venture, limited liability company, strategic alliance and other similar Contract involving a sharing of profits or losses;

(iv)                any Contract evidencing any Indebtedness of the Company or any of its Subsidiaries, or any guarantee thereof, having an outstanding principal amount in excess of Five Hundred Thousand Dollars ($500,000), other than the Indebtedness to direct or indirect wholly owned Subsidiaries of the Company made in the ordinary course of business consistent with past practice, or any capitalized lease;

(v)                   any Contract for the employment of any (A) director of the Company or any of its Subsidiaries or (B) employee of the Company or any of its Subsidiaries;

(vi)                any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, (A) made any loan, advance, or assignment of payment to any Person (other than to direct or indirect wholly-owned Subsidiaries of the Company) or made any capital contribution to, or other investment in, any Person (other than to the Company or any of its direct or indirect wholly-owned Subsidiaries), in each case that remains outstanding as of the date hereof, or (B) agreed to make after the date hereof any loan, advance, or assignment of payment to any Person (other than to direct or indirect wholly-owned Subsidiaries of the Company) or any capital contribution to, or other investment in, any Person (other than to the Company or any of its direct or indirect wholly-owned Subsidiaries), in the case of each of the preceding clauses (A) and (B) other than in the ordinary course of business consistent with past practice;

(vii)             any Contract containing a covenant, in effect as of the date of this Agreement or applicable to periods after the date of this Agreement, restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person or limiting the ability of the Company or any of its Subsidiaries to (A) incur Indebtedness for borrowed money, (B) guarantee or otherwise become responsible for the Indebtedness for borrowed money of any other Person or (C) create any Liens other than Permitted Liens on any material assets of the Company or any of its Subsidiaries;

(viii)          any Contract containing an exclusivity obligation of, or a grant of “most favored nation” status to a Third Party by, the Company or any of its Subsidiaries (including vendor output arrangements), other than in connection with the production of a specific Motion Picture;

(ix)                  other than participation agreements with contingent payment obligations not in excess of Five Hundred Thousand Dollars ($500,000) individually based on current ultimates, any Contract that contains executory earn-out, deferred or contingent purchase price or similar contingent payment obligations on the part of the Company or any of its Subsidiaries;

(x)                     any Contract that grants a power of attorney, agency or similar authority to another Person, other than customary power of attorney language found in Motion Picture distribution contracts or other Contracts which in the ordinary course of business contain customary power of attorney language, including, Sales Agency Agreements, distribution agreements and Foreign Rights Loan Agreements;

(xi)                  any Contract creating a Lien (other than Permitted Liens) upon any material assets of the Company or its Subsidiaries, including any Liens (other than Permitted Liens) placed on the Motion Pictures or Other Intellectual Property Rights, excluding those involving the grant of rights (or any Lien therein) in each case filed against the Company or any of its Affiliates (other than Participant Media and its Affiliates and NALA Films and its Affiliates);

(xii)               any Contract for the sale of the Company or any of its Subsidiaries or its business, whether by sale of equity, all or substantially all its assets, merger, consolidation or other transaction;

(xiii)            any Contract that has any executory indemnification obligations relating to the acquisition, lease or disposition, directly or indirectly, by merger or otherwise, of assets of, or capital stock or other Equity Interest in, another Person, other than such Contracts that are not material to the Company and its Subsidiaries taken as a whole;

(xiv)           any Contract (A) that grants any right of first refusal or first offer or similar right to a Third Party by the Company or any of its

Subsidiaries with respect to the acquisition of the Company’s Equity Interests, (B) that requires the disposition of any material assets or material line of the business of the Company or any of its Subsidiaries, or (C) that limits, in any material respect, the payment of dividends or other distributions by the Company or any of its Subsidiaries;

(xv)              any Contract evidencing any Affiliate Transaction;

(xvi)           any Contract containing any covenant, in effect as of the date of this Agreement or applicable to periods after the date of this Agreement, limiting or purporting to limit the freedom of the Company or any of its Subsidiaries to solicit for employment or hire Persons for employment or consultancy;

(xvii)        any settlement agreement pursuant to which there is any remaining obligation upon the Company or any of its Subsidiaries to pay more than Five Hundred Thousand Dollars ($500,000) in the aggregate or any non-monetary obligation upon the Company or any of its Subsidiaries;

(xviii)     any Contract (other than agreements relating to the Unit Appreciation Rights) (A) providing for the payment of cash or other compensation or benefits, (B) that is terminable by another party, (C) under which the benefits to any other party will be increased or accelerated or (D) under which the benefits to the Company or any of its Subsidiaries will be diminished or decelerated, in the case of each of the clauses (A)-(D), upon a sale or a change of control of the Company or any of its Subsidiaries;

(xix)             any Contract containing a “key man” provision that if terminated as a result of the loss of such key man would be reasonably likely to result in a material loss; and

(xx)                any Contract pursuant to which there are negative pick-up obligations in the amount of Five Hundred Thousand Dollars ($500,000) or more in the aggregate.

(b)                       A correct and complete copy of each Company Material Contract (including all amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto) has been made available to Purchaser.  Each Company Material Contract is in full force and effect and is valid, binding and enforceable against the Company or its Subsidiaries party thereto, as the case may be, and, to the Company’s Knowledge, each other party thereto in accordance with its terms, in each case subject to the Bankruptcy Exceptions.  Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and to the Company’s Knowledge no event has occurred that with notice or lapse of time or both would constitute a material violation, breach or default by the Company or any of its Subsidiaries under any Company Material Contract.

Section 3.16                                Environment.  (a)  The Company and its Subsidiaries and the Company Real Properties are in compliance in all material respects with applicable Environmental Laws.  None of the Company or the Company Subsidiaries has received any pending written notice, demand, request for information, citation, summons, complaint or Governmental Order from any Governmental Authority that remains outstanding alleging material liability against any of them or the Company Real Properties under any Environmental Laws.  To the Company’s Knowledge, none of the Company Real Properties has been used by the Company or its Subsidiaries for the disposal of Hazardous Substances in material violation of applicable Environmental Laws.

(b)  None of the Company Real Properties has had any material emissions or discharges by the Company or its Subsidiaries or, to Sellers’ Knowledge, any other Person for whom the Company is legally liable, of any Hazardous Substances in violation of applicable Environmental Laws.

(c)  To the Company’s Knowledge, there are no material liabilities affecting the Company or any of its Subsidiaries under Environmental Laws.

Section 3.17                                Affiliate Transactions.

(a)                        Except as disclosed in the Financial Statements or in Section 3.17(a) of the Company Disclosure Schedule, there are no transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, (i) any of its current officers or directors or other Affiliates (excluding any of the Company’s Subsidiaries), (ii) any Person who is a beneficial owner of one percent (1%) or more of the membership interests or voting securities of the Company, or (iii) any associate (as defined in Rule 12b-2 under the Exchange Act) or Affiliate of any such officer, director or Person who is a beneficial owner of one percent (1%) or more of the voting securities of the Company (each, an “Affiliate Transaction”).

(b)                       As of the date hereof, except as disclosed in Section 3.17(b) of the Company Disclosure Schedule and except as specifically provided in this Agreement or the Indemnification Escrow Agreement, the Company has terminated, or caused to be terminated, all of the Company’s rights and obligations under all of the Contracts between the Company or any of its Subsidiaries, on the one hand, and any of Sellers or their respective Affiliates, on the other hand, relating to the provision of services, cost-sharing or any other similar intercompany agreement or arrangement, whether written or oral, in each case without any cost or continuing obligation to the Company or Purchasers, and the Company has delivered to Purchasers evidence of such terminations.

Section 3.18                                Insurance.  The Company and its Subsidiaries maintain insurance policies that are customary for companies of similar size in the industries in which the Company and its Subsidiaries operate, and all currently effective insurance policies, including policies of life, property, fire, workers’ compensation, business interruption, products liability, directors’ and officers’ liability and other casualty and liability insurance to the extent maintained by the Company or any of its Subsidiaries provide levels of coverage that are customary for companies of similar size in the industries in which the Company and its

Subsidiaries operate (such insurance policies, the “Material Insurance Policies”).  Complete and correct copies of each Material Insurance Policy have been made available to Purchaser.  With respect to the Material Insurance Policies, except as would not, in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) such insurance policies are in full force and effect and premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default under, or has taken any action or failed to take any action that would constitute a breach or default (or an action or inaction that with notice or lapse of time or both would become a default) under, any such insurance policies, and (c) no insurer on any such insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received by the Company or its Subsidiaries with respect to any such insurance policy.

Section 3.19                                Fictitious Names.  Except as set forth on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is doing business other than under its full corporate name, including under any trade name or other doing business name.

Section 3.20                                Investment Company Act.  The Company is not an “investment company,” within the meaning of the Investment Company Act.

Section 3.21                                Anti-Money Laundering Regulations; Foreign Corrupt Practices.  (a)  The Company and each of its Subsidiaries are in compliance in all material respects with all applicable anti-money laundering laws and regulations, including the USA PATRIOT Act of 2001.

(b)                       Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any agent or other person acting on behalf of the Company or its Subsidiaries, has (i) directly or indirectly, used any corrupt funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any of its Subsidiaries (or made by any person acting on their behalf) which is in violation of law, or (iv) violated the Foreign Corrupt Practices Act of 1977, as amended.

Section 3.22                                Motion Pictures on Budget; Motion Pictures Bonded.  As of the date of this Agreement, aggregate expenditures with respect to the Motion Pictures in Progress have not exceeded the aggregated bonded budget for such Motion Pictures, provided that no representation is made with respect to Motion Pictures that are being produced by a Person other than the Company or any Affiliate of the Company (other than Participant Media and its Affiliates and NALA Films and its Affiliates) if neither the Company nor any Affiliate (other than Participant Media and its Affiliates and NALA Films and its Affiliates)  thereof is contractually obligated to pay any portion of such excess amount.  Each budget for each Motion Picture In Progress is bonded in accordance with the applicable completion guaranty agreement.  With respect to those Motion Pictures In Progress for which the Company or any Subsidiary is responsible for paying any amount in excess of the bonded budget, the maximum amount of such excess is set forth on Section 3.22 of the Company Disclosure Schedule.  The Development

Projects and Motion Pictures in Pre-Production set forth on Section 3.22 of the Company Disclosure Schedule have not, to the Knowledge of the Company, exceeded the anticipated budgets set forth on Section 3.22 of the Company Disclosure Schedule to the extent there is a budget for such Development Project.

Section 3.23                                Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company or its Affiliates.

Section 3.24                                No Other Representations or Warranties.  (a)  Purchasers acknowledge that the Company has not made and is not making any representations and warranties whatsoever regarding the subject matter of this Agreement, the Indemnification Escrow Agreement or the Transactions, express or implied, except as provided in this Article III.

(b)                       Purchasers hereby expressly acknowledge and agree that the Company and Sellers are making no representations and warranties of any kind, express or implied, regarding any effect which the execution and delivery of this Agreement or the consummation of the Transactions may have with respect to the Credit Facilities including, whether the execution, delivery and consummation will constitute an “Event of Default” or other default or breach under the Credit Facilities, result in the termination of the Credit Facilities or trigger or accelerate any rights of the Secured Parties (as defined in the Credit Facilities) including the right to declare all outstanding amounts owed under the Credit Facilities to be immediately due and payable, or otherwise require the consent or approval of any agent or lender thereunder.

(c)                        As of the Closing Date, there is no “event of default” (as such term is defined in each Foreign Rights Loan Agreement) under any Foreign Rights Loan Agreement pursuant to which there are material obligations outstanding as of the Closing Date; provided the foregoing is not a representation regarding whether an event of default will occur as a result of the closing of the Transactions.

(d)                       Notwithstanding anything to the contrary set forth in this Agreement, Purchaser agrees that neither the Company nor any Seller is making any representation or warranty, express or implied, (i) with respect to the result of or consequences related to or arising out of the operation of the Company by the Purchasers after the Closing Date and whether any such operation of the Company or the manner of such operations by the Purchasers or any other party after the Closing Date may result in a breach or default or give rise to any claim with respect to or under any output agreement or multi-picture distribution agreement to which the Company or any Subsidiary is a party and (ii) with respect to any debt financing in respect of the Transactions, and no financing sources shall have any right to rely on any representation hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH SELLER

Each of Sellers (and to the extent specified below, Sellers’ Representative) hereby represents and warrants, as to itself and not jointly or with respect to any other Seller, to Purchasers, as of the date hereof, as follows:

Section 4.1                                      Status and Enforceability.  Such Seller, if an individual, has the legal capacity to execute and deliver this Agreement and the Indemnification Escrow Agreement to which he is a party and to perform his obligations hereunder and thereunder and to consummate the Transactions. Such Seller, if not an individual, and Sellers’ Representative is duly formed and organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate, limited liability company or other power and authority to execute and deliver this Agreement and the Indemnification Escrow Agreement (to the extent it is a party thereto) and to perform its obligations hereunder and thereunder and to consummate the Transactions. All acts and other proceedings required to be taken by such Seller that is not an individual or Sellers’ Representative to authorize the execution, delivery and performance by such Seller of this Agreement and the Indemnification Escrow Agreement (to the extent it is a party thereto) and the consummation of the Transactions by such Seller have been duly and properly taken by such Seller or Sellers’ Representative.  Each of this Agreement and the Indemnification Escrow Agreement has been duly executed and delivered by such Seller or Sellers’ Representative, as applicable, and, assuming the due authorization, execution and delivery by the Company, Purchasers and Parent, constitutes an enforceable obligation of such Seller, subject to the Bankruptcy Exceptions.  If such Seller is an individual, such Seller is unmarried or the spouse of such Seller has executed and delivered to Purchasers a spousal consent (each, a “Spousal Consent”) in the form of Exhibit C attached hereto.

Section 4.2                                      Non-Contravention.  The execution, delivery and performance by such Seller or Sellers’ Representative of this Agreement and the Indemnification Escrow Agreement and the consummation by such Seller or Sellers’ Representative of the Transactions to which such Seller is party and compliance with the provisions hereof and thereof by such Seller do not and will not (i) if such Seller is not an individual or in the case of Seller’s Representative, conflict with or violate any of its Organizational Documents, (ii) in any material respects conflict with or violate any Law or Governmental Order applicable to such Seller or Sellers’ Representative or any of the assets or properties of such Seller or Sellers’ Representative or (iii) in any material respects conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any material consent or the giving of notice under, or rights of termination, amendment or acceleration of, or result in the creation of any Lien (other than transfer restrictions under the Company LLC Agreement which have been waived and transfer restrictions under the federal securities laws) on the Membership Interests held by such Seller or the assets of properties of such Seller or Sellers’ Representative pursuant to any Contract to which such Seller or Sellers’ Representative is a party or by which any of such Seller’s or Sellers’ Representative’s properties or assets is bound or affected.

Section 4.3                                      No Litigation.  With respect to such Seller, there is no Action pending or, to the Knowledge of such Seller, Threatened against such Seller that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the Transactions to which such Seller is a party.

Section 4.4                                      Company Membership Interests.  Such Seller owns beneficially and of record, free and clear of any Liens (other than transfer restrictions under the Company LLC Agreement which have been waived and transfer restrictions under the federal securities laws), the number of Membership Interests set forth opposite such Seller’s name on Schedule A, and such Membership Interests constitute all of the Equity Interests of the Company owned beneficially or of record by such Seller and his or its Affiliates. Upon delivery of the Purchase Price at the Closing as specified in Section 2.2, good, marketable and valid title to such Seller’s Membership Interests will pass to Purchaser or Purchaser 2, as applicable, free and clear of any Liens (other than transfer restrictions under the federal securities laws and transfer restrictions under the Company LLC Agreement which have been waived).  Except for this Agreement, such Seller (i) is not party to any, and has not granted to any other Person any, Commitments (other than rights of first refusal which are waived pursuant to this Agreement) providing for, or restricting, the acquisition or disposition of such Seller’s Membership Interests (except as provided in the Company’s Organizational Documents) and (ii) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of such Seller’s Membership Interests.

Section 4.5                                      Investment Representations.

(i)                       Such Seller is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act and/or has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits of the investment in and of protecting his or its own interests in connection with such Seller’s Parent Common Stock.

(ii)                    Such Seller agrees that the shares of Parent Common Stock to be issued to such Seller under this Agreement may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign Securities Laws, except pursuant to an exemption from such registration under the Securities Act and in compliance with any applicable state or foreign Securities Laws.

(iii)                 Such Seller is able to bear the economic risks of holding such Seller’s Parent Common Stock for an indefinite period.

(iv)                Such Seller is acquiring such Parent Common Stock for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

The Purchasers acknowledge that Sellers have not made and are not making any representations and warranties whatsoever regarding the subject matter of this Agreement, the Indemnification

Escrow Agreement or the Transactions, express or implied, except as provided in this Article IV and that Purchasers are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, the Indemnification Escrow Agreement or the Transactions, express or implied, except as provided in Article III and Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Purchasers hereby, jointly and severally, represent and warrant to Sellers, except as (i) set forth in the applicable sections and subsections of the Purchaser Disclosure Schedule or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), as of the date hereof, as follows:

Section 5.1                                      Organization.  Each Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business (where such concept exists) as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.  A correct and complete copy of the Organizational Documents of each Purchaser, as amended to the date of this Agreement, has been made available to Sellers, and each such Organizational Document is in full force and effect.

Section 5.2                                      Authorization of Transaction; Binding Obligation.  Each Purchaser has the requisite corporate or similar power and authority, and has taken all corporate or similar action necessary, to authorize this Agreement and the other Transaction Documents to which such Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, and no approval of the shareholders or holder of any Equity Interests or Commitments of any of Purchasers is required in connection with the Transactions.  Each of this Agreement and the Indemnification Escrow Agreement has been duly executed and delivered by each Purchaser, and, assuming the due authorization, execution and delivery by the Company and Sellers, constitutes a valid and binding agreement of each Purchaser, enforceable against each Purchaser in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 5.3                                      Non-Contravention.  The execution, delivery and performance of this Agreement and the Other Transaction Documents by Purchasers do not, and the consummation of the Transactions will not, constitute or result in (a) a breach or violation of the Organizational Documents of either Purchaser, (b) a breach or violation of the Icahn Agreements, (c) a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Purchasers pursuant to, or require any consent, waiver or approval with respect to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation applicable to Purchasers or any of their respective Subsidiaries or any of their respective properties or assets, or (d) conflict with or violate any Law or Governmental Authorization to which Purchasers or any of their respective properties or assets are subject, except, in the case of clauses (c) and (d), for any such conflict, breach, violation, termination, default, creation or acceleration that is not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.4                                      Governmental Approvals and Third Party Consents.  No notices, reports or other filings are required to be made by Purchasers with, nor are any Governmental Authorizations required to be obtained by Purchasers from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement or the Indemnification Escrow Agreement or the consummation of the Transactions, except for (i) those notices, reports or other filings, the failure of which to obtain or submit are not reasonably likely to have a Purchaser Material Adverse Effect and (ii) those that have been made or obtained prior to the Closing.

Section 5.5                                      SEC Reports; Financial Information.  (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2009 (collectively, the “SEC Reports”).  As of their respective dates of filing, the SEC Reports (a) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                       Since the Balance Sheet Date, (i) Parent and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) no fact or event has occurred or circumstance or change has arisen that, individually or in the aggregate, has had or would reasonably be likely to have a Purchaser Material Adverse Effect.

(c)                        The financial statements (including the related notes and schedules) of Parent and its consolidated Subsidiaries (the “Parent Financial Statements”) included in the SEC Reports (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries for the periods then ended, except that the unaudited Parent Financial Statements are subject to normal year-end adjustments and do not include footnotes and other presentation items.  Since the Balance Sheet Date, there has been no material change in any accounting policies, principles, methods or practices, including material changes with respect to reserves or allowances (whether for bad debts, impairment, contingent Liabilities or otherwise) of Parent or any of its material Subsidiaries.

(d)                       Parent and its Subsidiaries have no Liabilities other than (i) Liabilities reflected, accrued or reserved in the most recent audited balance sheet included in the Parent Financial Statements as of the date hereof, (ii) Liabilities incurred by Parent or any of its Subsidiaries after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) Liabilities incurred in connection with this Agreement, and (iv) Liabilities which are not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.

Section 5.6                                      Funding of Purchase Price.  (a)  Purchasers have available to them sufficient funds to pay the Cash Consideration as of the Closing Date and any other amounts required to be paid at or after Closing in connection with the consummation of the Transactions (including, without limitation, the maximum cash amounts of the Additional Amount and the Bonus Amount), and except for outside financing being funded on the Closing Date, no outside financing is needed by Purchasers or their Affiliates as of the Closing Date in order to consummate the Transactions.

(b)                       Upon issuance in accordance with this Agreement, all shares of Parent Common Stock issued in accordance with the terms of this Agreement as the Share Consideration and Additional Share Consideration will be duly and validly issued, fully paid and nonassessable, and free of preemptive rights, will be issued in accordance with all applicable Securities Laws and will be approved for listing on the New York Stock Exchange subject only to official notice of issuance.  Upon their receipt of such shares Sellers will acquire good, marketable and valid title to all of such shares, free and clear of any Liens (other than transfer restrictions under the federal securities laws).  As of the date of this Agreement, no other issuances of Parent Common Stock are in process.

Section 5.7                                      Event of Default.  No event of default currently exists and to the Knowledge of Purchasers, no circumstances exist which are reasonably likely to result in an event of default, in each case, under any Contract providing for Indebtedness of either Purchaser.

Section 5.8                                      Solvency.  Upon the consummation of the Closing, Purchasers (a) are not insolvent (either because their financial condition is such that the sum of their respective debts is greater than the fair market value of their respective assets or because the fair saleable value of their respective assets is less than the amount required to pay the probable liabilities on their respective existing debts as they mature); (b) do not have unreasonably small capital with which to engage in their respective business; or (c) have not incurred debts beyond their ability to pay as they become due.

Section 5.9                                      Capitalization  (a)  The authorized capital stock of Parent consists solely of 500,000,000 shares of Parent Common Stock and 200,000,000 shares of preferred stock, no par value (the “Parent Preferred Stock”).  As of the close of business on December 14, 2011, (i) 137,532,382 shares of Parent Common Stock were issued and outstanding (including 11,040,493 shares owned by Parent and accounted for as treasury shares), (ii) no shares of Parent Preferred Stock were outstanding, and (iii) options to purchase an aggregate of 3,281,667 shares of Parent Common Stock were outstanding.  Except as set forth in this Section 5.9, there are no issued or outstanding Equity Interests of Parent, and there are no issued or outstanding bonds, debentures, notes or other Indebtedness of Parent, having the right to vote, or convertible into or exercisable or exchangeable for securities having the right to vote, on any matters upon which Parent’s stockholders may vote.  Except as set forth in the SEC Reports filed prior to the date hereof, since December 31, 2010, Parent has not (A) issued any shares of capital stock, restricted stock or other Equity Interests or securities or (B) split, combined, converted or reclassified any of its shares of capital stock or other Equity Interests or securities.  All issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(b)                       The authorized Equity Interests of Purchasers consist solely of membership interests which are wholly-owned by Lions Gate Entertainment Inc., a wholly owned subsidiary of Parent.  Purchasers were formed solely for the purpose of engaging in the Transactions, have engaged in no other business activities (other than those incident to their formation and pursuant to this Agreement and the Transactions) and have conducted their operations only as contemplated by this Agreement.  Parent indirectly owns all of the issued and outstanding Equity Interests of each of Purchasers, and all issued and outstanding Equity Interests of Purchasers are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c)                        Except as set forth in the SEC Reports filed prior to the date hereof, there are no Contracts or Commitments to which Parent, Purchasers or any of their respective Subsidiaries is a party or by which it is bound, (i) obligating Parent, Purchasers or any of their respective Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests or Commitments with respect to Parent, Purchasers or any of their respective Subsidiaries, and neither Parent, Purchasers or any of their respective Subsidiaries intends to issue any Equity Interests in connection with this Transaction other than those set forth in Section 2.2(a)(ii) above, or (ii) obligating Parent, Purchasers or any of its Subsidiaries to issue, grant, extend or enter into any such Commitments or Contract.  There are no outstanding contractual obligations of Parent, Purchasers or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of Parent, Purchasers or any of their respective Subsidiaries.  There are no voting trusts or other agreements or understandings to which Parent, Purchasers or any of their respective Subsidiaries or, to the knowledge of Parent, any of Parent’s directors or executive officers is a party with respect to the voting of any Equity Interests of Parent or any of its Subsidiaries.

Section 5.10                                Litigation.  There are no Actions or Governmental Orders pending or, to Purchasers’ Knowledge, Threatened against Purchasers or any of their respective Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.  On or prior to the date of this Agreement, Purchasers have delivered or caused to be delivered to the Company and the Sellers a complete and correct list of all Actions that are as of the date of this Agreement pending against or, to the Purchasers’ Knowledge, Threatened against the Purchasers or any of their respective Subsidiaries, except for Actions that are immaterial to the Purchasers and their respective Subsidiaries, taken as a whole.

Section 5.11                                Compliance with Laws.  Except as would not, individually or in the aggregate, be reasonably likely to have a Purchaser Material Adverse Effect, each of Purchasers and their respective Subsidiaries:  (i) is conducting its business in compliance with all Laws and Governmental Orders, in each case to the extent applicable to Purchasers and their respective Subsidiaries; (ii) has not received any written notification or communication from any

Governmental Authority, (A) asserting that it is not in compliance with any of the Laws such Governmental Authority enforces or is subject to active regulatory enforcement actions, (B) requiring it to enter into a cease and desist order or similar agreement or memorandum of understanding, or (C) restricting or disqualifying its present business activities; (iii) since December 31, 2010, except for normal and routine examinations conducted by any Governmental Authority in the ordinary course of business of the Parent and its Subsidiaries, has not been subject to, and has not received any written notification threatening to initiate, any proceeding, investigation or review by a Governmental Authority into the business or operations of Purchasers or any of their respective Subsidiaries; and (iv) has and is in all material respects in compliance with all Governmental Authorizations necessary to permit it to own or lease its properties and to lawfully conduct its business as presently conducted, and has made all filings, applications and registrations with all Governmental Authorities that are required in order to own or lease their properties and to lawfully operate its business as presently conducted, and each such Governmental Authorization is in full force and effect and no Action is pending or, to the Knowledge of Purchasers, Threatened against Purchasers or any of their respective Subsidiaries, which would revoke or limit any such Governmental Authorization.

Section 5.12                                Controls.  (a)  Parent has established and maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to Parent and its Subsidiaries required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and the principal financial officer of Parent required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to such reports.

(b)                       Parent has established and maintains internal controls that are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any “significant deficiency” (as defined in Rule 1-02(a)(4) of Regulation S-X) and any “material weakness” (as defined in Rule 1-02(a)(4) of Regulation S-X) known to Parent in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in a material respect Parent’s ability to record, process, summarize and report financial information and (ii) any material fraud known to Parent that involves management or other employees who have a significant role in internal controls.  Parent has made available to the Company a summary of any such disclosure regarding significant deficiencies, material weaknesses and fraud made by management to Parent’s auditors and audit committee since December 31, 2010.

Section 5.13                                Investment Representations.

(a)                        Each Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(b)                       Each Purchaser agrees that the Membership Interests being acquired by such Purchaser under this Agreement may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state or foreign Securities Laws, except pursuant to an exemption from such registration under the Securities Act and in compliance with all applicable Laws.

(c)                        Each Purchaser is able to bear the economic risks of holding such Membership Interests for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks and merits of the investment in and of protecting his/its own interests in connection with such Membership Interests.

(d)                       Each Purchaser is acquiring such Membership Interests for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Section 5.14                                Brokers.  Except for any Person whose fees and expenses will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Purchaser or its Affiliates.

Section 5.15                                No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Agreement, neither Purchasers nor any other Person makes any other express or implied representation or warranty on behalf of Purchasers with respect to Purchasers, this Agreement, the Indemnification Escrow Agreement or the Transactions.

ARTICLE VI
COVENANTS

Section 6.1                                      Public Announcements.  The initial press release regarding the Transactions shall be a joint press release of Purchasers and the Company.

Section 6.2                                      Non-Solicitation.  (a) For the period commencing on the date of this Agreement and expiring on the second anniversary of the Closing Date, none of Sellers listed on Schedule C nor any of their respective Affiliates shall directly or indirectly, without obtaining the prior written consent of Purchaser (which consent may be withheld in its sole discretion), (i) induce, encourage or solicit any Company Employee to leave such employment or to accept any other position or employment with Seller, any of its Affiliates or any other Person; or (ii) hire or assist any other Person in hiring any Company Employee; provided, however, that the foregoing (ii) of this Section 6.2(a) shall not apply to any Company Employee who has not been employed as a Company Employee or by Purchasers or their Affiliates during the preceding six months or who has been terminated by Purchasers or their Affiliates; provided further, that this Section 6.2(a) shall not prohibit (x) general solicitations by Sellers or any of their Affiliates for employment through general advertisements that are not specifically directed at such Company Employees or (y) soliciting or employing any employee through any recruiting firm that has not been directed to target Company Employees.

(b)                       Each Seller listed on Schedule C acknowledges and agrees that (i) the covenants and the restrictions applicable to it contained in Section 6.1(a) are necessary, fundamental and required for the protection of the business of Purchasers and their respective Subsidiaries (including the Company and its Subsidiaries after Closing); (ii) such covenants and restrictions relate to matters that are of a special, unique and extraordinary value; (iii) a breach by such Seller of any of such covenants or restrictions applicable to him will result in irreparable harm and damages that cannot be adequately compensated by a monetary award, and accordingly Purchasers and their respective Subsidiaries will be entitled to injunctive or other equitable relief to prevent or redress any such breach; (iv) Purchasers would not acquire any of such Seller’s Membership Interests if Seller did not agree to such covenants and restrictions; and (v) such Seller is entering into such covenants and restrictions in connection with the transactions contemplated under this Agreement.

Section 6.3                                      Further Assurances.  From and after the Closing, consistent with the terms and conditions hereof, Sellers, the Company and Purchasers shall, and shall cause each of their respective controlled Affiliates to use commercially reasonable efforts to, promptly execute, acknowledge and deliver such instruments, certificates and other documents and take such other action as a party may reasonably require in order to carry out any of the Transactions or to obtain any Company Third Party Consents or post-Closing Requisite Governmental Approvals related to the transactions contemplated hereby which may be beneficial to Purchasers or Sellers.  Following the Closing, the parties shall cooperate with one another to prepare and file all documents and forms and amendments thereto as may be required by applicable Law with respect to the Transactions.  In addition, following the Closing, Purchasers shall use commercially reasonable efforts to procure the cooperation of the Company’s transfer agent in transferring any Share Consideration or Additional Share Consideration from the name of the Sellers’ Representative to the names of the individual Sellers or their designees (as requested by the Sellers’ Representative) and settling any sale of such shares as soon as practicable but no later than five (5) Business Days following the receipt by the transfer agent of the information necessary to effect such transfer or settlement.

Section 6.4                                      Governmental Notice.  Each party shall promptly notify the other party of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.

Section 6.5                                      Indemnity of Officers and Directors.  For six (6) years after the Closing Date, Purchasers shall, and shall cause the Company and its Subsidiaries to indemnify, defend and hold harmless the present and former officers, managers, directors, employees and agents of the Company and its Subsidiaries (the “Indemnified D/O Parties”) against all Losses arising out actions or omissions occurring on or prior to the Closing Date (including the Transactions) (i) to the fullest extent permitted by Delaware law, or (ii) if the protections afforded thereby to an Indemnified D/O Party are greater, to the same extent and on the same terms and conditions provided for in the Organizational Documents of the Company and its Subsidiaries and any indemnification agreements in effect at the date hereof (to the extent consistent with applicable law) (and of any entity that shall succeed to the Company or any of its Subsidiaries by merger, consolidation or otherwise), which provisions shall survive the Closing Date and continue in full force and effect for a period of six (6) years after the Closing Date. Without limiting the foregoing, in any case in which approval by the Company or any of its

Subsidiaries is required to effectuate any indemnification, Purchasers shall cause the Company and its Subsidiaries, as applicable, to direct, at the election of the Indemnified D/O Party, that the determination of any such approval shall be made by an independent counsel selected by such Indemnified D/O Party.  Notwithstanding anything in this Section 6.5 to the contrary, the Company and its Subsidiaries shall not have any obligation to indemnify any Indemnified D/O Party who is also a Seller (i) in connection with any Action brought or asserted by such Seller; or (ii) for any matter for which any Purchaser Indemnified Party is entitled to indemnification from such Seller pursuant to Section 9.2. The Company and its Subsidiaries shall not be obligated pursuant to this Section 6.5 to pay the fees and disbursements of more than one counsel for all Indemnified D/O Parties in any single Action except to the extent that, based on the advice of counsel for the Indemnified D/O Parties, two or more such Indemnified D/O Parties have, or are reasonably likely to have, conflicting interests in the outcome of such Action.

Section 6.6                                      D&O Tail and EPLI Coverage.  Purchaser shall cause the Company to maintain in effect for a period of not less than six (6) years from and after the Closing Date any insurance policy purchased by the Company prior to the Closing Date providing tail coverage with respect to events occurring prior to the Closing Date continuing the Company’s existing director and officer insurance coverage and EPLI coverage; provided, however, that the aggregate cost of such coverage shall not be in excess of 300% of the last annual premium paid by the Company prior to the date hereof.

Section 6.7                                      Employee Related Covenants.

(a)                        In the event that any person who is an employee of the Company or any of its Subsidiaries on the Closing Date and who has a contractual right to severance benefits as set forth on Section 6.7(a) of the Company Disclosure Schedule (each an “Affected Employee”) is discharged by the Company at the direction of Purchasers or their Affiliates after the Closing Date under circumstances entitling the Affected Employee to severance, then the Company (on behalf of Purchasers) and not Sellers shall be responsible for those severance costs set forth on Section 6.7(a) of the Company Disclosure Schedule for such Affected Employee.  Except for the severance benefits set forth on such Section 6.7(a) and severance benefits provided based on Purchasers’ severance policy for similarly situated employees of Purchasers (which has previously been disclosed to Sellers), as may be amended from time to time, following the Closing Date to employees of the Company or any of its Subsidiaries (other than those set forth on such Section 6.7(a)) who are terminated at the direction of Purchasers following the Closing Date, Purchasers shall not be responsible for any severance costs relating to employees of the Company or any of its Subsidiaries.

(b)                       Each employee of the Company or any of its Subsidiaries who continues as an employee of Purchasers or any of their Subsidiaries following the Closing Date (the “Continuing Employees”) shall be eligible for coverage under benefit plans that are substantially comparable in the aggregate to the benefit plans generally provided to similarly situated employees of Purchasers and their Subsidiaries as in effect from time to time; provided, that, for purposes of the foregoing, the benefit plans generally provided to employees of the Company and its Subsidiaries as of immediately prior to the Closing Date shall be deemed to satisfy the foregoing standard, it being understood that the Continuing Employees may commence participating in the benefit plans of Purchasers and their Subsidiaries on different dates following the Closing Date with respect to different benefit plans.  Under the employee benefit plans of Purchasers and their Subsidiaries providing benefits to Continuing Employees (each, a “Post-Closing Plan”), (i) each Continuing Employee shall be credited with his or her years of service with the Company as of the Closing Date for purposes of eligibility, vesting and, solely for purposes of vacation and severance, benefit accrual, to the same extent as such service credit was provided before the Closing Date under any similar plans of the Company, except to the extent such service credit would result in duplication of benefits for the same period and other than under any defined benefit retirement plan or retiree medical plan or frozen or grandfathered plan of Purchasers or their Subsidiaries, and (ii) each Purchaser shall use commercially reasonable efforts to cause (A) each Post-Closing Plan providing for healthcare benefits to waive pre-existing condition limitations to the extent waived or not applicable under the analogous Benefit Plan, and (B) the Continuing Employees to be given credit under each Post-Closing Plan that provides for healthcare benefits for amounts paid under the analogous Benefit Plan prior to the Closing Date during the year in which the Closing Date occurs for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Post-Closing Plan, in each case, provided that such information is timely provided to Purchasers or the administrator of the Post-Closing Plans, as applicable, in a form reasonably acceptable to the plan administrator.

(c)                        Without limiting the generality of Section 10.10, the provisions of this Section 6.7 are solely for the benefit of the Company and Purchasers, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.  In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchasers, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Purchasers or any of their Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) to amend, modify or terminate any Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, partner, member, director or consultant, any right to employment or continued employment or continued service with Purchasers or any of their Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries), preclude the ability of Purchasers or any of their Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to terminate the employment or services of any employee, officer, partner, member, director or consultant for any reason, or constitute or create an employment agreement with any such person.

Section 6.8                                      Registration.

(a)                        As promptly as reasonably practicable following the date that Parent files with the SEC its quarterly report on Form 10-Q in respect of the quarterly period ended December 31, 2011 and in any event not later than one hundred and twenty (120) calendar days after the date of this Agreement (the “S-3 Deadline”), Parent shall file with the SEC an automatically effective shelf registration statement on Form S-3 or, if not an automatically effective shelf registration statement, use its reasonable best efforts to cause such registration statement to be declared effective by the SEC as promptly as practicable after filing (and in any event no later than ninety (90) days after filing) and, in each case, remain effective (or replace such registration statement with another registration statement that is and remains effective) for a period of at least two (2) years after effectiveness (as extended as necessary to account for any periods during such two-year period that the registration statement was not effective, usable or available, including because it contained an untrue statement of material fact or omitted to state any material fact necessary to make the statements therein not misleading (each, a “Suspension Period”)) (the “Effectiveness Period”), to register for resale the Share Consideration and Additional Share Consideration (if any) in accordance with the intended method or methods of distribution thereof as may be consented by Parent by the holders of the Share Consideration and Additional Share Consideration who desire to sell their shares of Parent Common Stock pursuant to such registration statement (each, a “Holder”) (the “S-3 Registration Statement”); provided, that as a condition to the filing of such S-3 Registration Statement, each Holder shall provide Purchaser with completed security holder questionnaires with responses subject to Purchaser’s reasonable approval; provided, further, that all expenses incurred by Parent and its Subsidiaries or Affiliates in connection with their performance of or compliance with this Section 6.8 shall be borne by Parent regardless of whether the S-3 Registration Statement becomes effective, and, in connection with the S-3 Registration Statement, Purchasers shall reimburse the Holders for the reasonable fees and disbursements of not more than one counsel chosen by the Holders (which fees and disbursements shall in no event exceed Seventy Five Thousand Dollars ($75,000)).  Purchasers agree, jointly and severally, to indemnify and hold harmless each Holder, its directors, officers and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such holder, from and against any and all Losses actually incurred in connection with investigating or defending any matter, including any action that could reasonably be expected give rise to any such losses, claims, damages, liabilities or expenses) caused by any untrue statement or alleged untrue statement of a material fact contained in the S-3 Registration Statement, related preliminary prospectus or prospectus (or any amendment or supplement thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a preliminary prospectus or prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as such Losses are caused by an untrue statement or omission or alleged untrue statement or omission that is based upon information relating to any of the holders furnished in writing to Purchasers or Parent by or on behalf of any of the Holders.  Sellers acknowledge that pending registration of the Share Consideration and Additional Share Consideration as contemplated by this Section 6.8, the shares of Parent Common Stock included in the Share Consideration and Additional Share Consideration shall bear customary restrictive legends in accordance with applicable Securities Laws.  The provisions of this Section 6.8 shall inure to the benefit of and be binding upon the successors and assigns of each of Sellers, including, and without the need for an express assignment, subsequent Holders (except with respect to any shares of Parent Common Stock which have been registered as contemplated by this Section 6.8 and are subsequently sold or otherwise disposed of or transferred).  The Holders shall be third party beneficiaries to this Section 6.8, and shall have the right to enforce the provisions of this Section 6.8 directly to the extent they may deem such enforcement necessary or advisable to protect such Holders’ rights hereunder.

(b)                       In the event that Parent (i) fails to file and have become effective the S-3 Registration Statement on or prior to the applicable time periods set forth in Section 6.8(a)

or (ii) fails to keep the S-3 Registration Statement effective for the Effectiveness Period (each, a “Registration Default”), then Parent agrees to pay to each Holder affected thereby, as liquidated damages (which shall be the Holders’ sole remedy for any Registration Default), from and including the date on which any Registration Default shall occur and to but excluding the date on which such Registration Default has been cured, cash in an amount per calendar month equal to 1% of the value of the Share Consideration and Additional Share Consideration held by such Holder (valued for such purposes based on the VWAP as of the applicable Payment Date (as defined below)), payable in arrears on each Payment Date, with payments for partial months being prorated based on the actual number of trading days in such calendar month during which such Registration Default continued relative to the total number of trading dates in such calendar month; provided that Parent shall in no event be required to pay Liquidated Damages for more than one Registration Default at any given time.  “Payment Date” means (i) the last day of each calendar month (or if not a business day, then the next succeeding business day) during the period in which the Registration Default continues and (ii) the date such Registration Default is cured if other than a date referred to in the immediately preceding clause (i).

Section 6.9                                      Mutual Release.  Each Seller hereby agrees, effective as of the Closing, to the release in favor of the Company set forth in Schedule D-1 and the Company hereby agrees, effective as of the Closing, to the release in favor of each Seller set forth in Schedule D-2.

ARTICLE VII
TAX MATTERS

Section 7.1                                      Tax Indemnities.

(a)                        Sellers Tax Indemnities.  Sellers shall be responsible for and shall indemnify and hold Purchasers and their respective Affiliates harmless from and against (i) Excluded Taxes, (ii) Taxes arising from or in connection with any breach by Sellers of any covenant contained in this Agreement, and (iii) all cost and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i) and (ii); provided, however, that Sellers shall not be liable for (A) any Taxes (or costs and expense related thereto) attributable to actions not in the ordinary course of business not contemplated by this Agreement taken by Purchasers, the Company, or any of their respective Subsidiaries on the Closing Date and after the Closing, or (B) any Taxes (or costs and expense related thereto) to the extent of the amount of the liability for such Tax set forth on Section 7.1(a) of the Company Disclosure Schedule.

(b)                       Purchasers Tax Indemnities.  Purchasers and Parent shall be jointly and severally responsible for and shall indemnify and hold Sellers and their respective Affiliates harmless from and against (i) all Taxes imposed with respect to the Company or any of its Subsidiaries other than Excluded Taxes, (ii) Taxes arising from or in connection with any breach by a Purchaser of any covenant contained in this Agreement, (iii) Transfer Taxes required to be borne by Purchasers pursuant to Section 7.5, (iv) any Taxes attributable to actions not in the ordinary course of business not contemplated by this Agreement taken by Purchasers, the Company, Parent or any of their respective Subsidiaries on the Closing Date and after the Closing, and (v) all cost and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (i), (ii), or (iii).

(c)        Straddle Period Allocation. In the case of Taxes other than Transfer Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the Pre-Closing Straddle Period shall be:

(i)    in the case of Taxes that are either (x) based upon or measured by reference to income, gain, or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided in Section 7.5), the Tax that would be due with respect to the Pre-Closing Straddle Period if such period ended on and included the Closing Date.  Each Subsidiary that is treated as a partnership or “flow-through” entity for Tax purposes shall be treated as if its taxable year ended as of the close of business on the Closing Date and Taxes attributable to the income and gain of each such entity through the close of business on the Closing Date shall be considered to be attributable to the Pre-Closing Tax Period; and

(ii)   in the case of Taxes not covered by paragraph (i) above, the product of (x) the amount of such Taxes for the entire Straddle Period, multiplied by (y) a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and the denominator of which is the number of days in the entire Straddle Period.

Taxes with respect to a Straddle Period that are not allocable to the Pre-Closing Straddle Period will be allocable to the Post-Closing Straddle Period.  Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.1(b), taking into account the type of Tax to which such credit or refund relates.

(d)        Tax Payments.  Payment of any amount due under this Section 7.1 shall be made within fifteen (15) Business Days following written notice that payment of related Taxes to the appropriate Governmental Authority is due; provided that neither party shall be required to make any payment earlier than five (5) Business Days before the related Taxes are due to the appropriate Governmental Authority; provided, further, that for so long as there are sufficient shares of Parent Common Stock or cash in the Indemnification Escrow Fund, the indemnification obligations of Sellers pursuant to Section 7.1(a) may only be satisfied by the release by the Escrow Agent to Purchasers, pursuant to the terms of the Indemnification Escrow Agreement, of all or a portion, as applicable, of such shares of Parent Common Stock or cash in the Indemnification Escrow Fund having a determined value (determined using the VWAP as of the release date) equal to the amount of the indemnification obligation of Sellers pursuant to Section 7.1(a).  In the case of a Tax that is contested in accordance with the provisions of Section 7.2, payment of the Tax to the appropriate Governmental Authority shall be considered to be due no earlier than the date a Final Tax Determination to such effect is made by the appropriate Governmental Authority.

Section 7.2             Tax Contests.  (a) After the Closing, Purchaser shall notify Sellers in writing within fifteen (15) days of receiving any proposed claim, assessment, deficiency, review, examination or commencement of any Tax audit or administrative or judicial proceeding and of any Tax demand or claim (a “Contest”) that either relates to a Pre-Closing Tax Period, a Pre-Closing Straddle Period or any other Contest for which a Seller may be liable for Taxes (whether pursuant to indemnification under this Agreement, or otherwise).  Such notice shall contain factual information describing the asserted Contest in reasonable detail and shall include copies of any notice or other document received from any Governmental Authority in respect of any such asserted Tax liability.  A failure by Purchaser to give such notice shall not affect Purchasers’ right to indemnification under Section 6.1, except to the extent that Seller’s right to contest such Tax liability is materially prejudiced thereby.

(b)        In the case of Contest that relates to a Pre-Closing Tax Period, Sellers’ Representative shall have the sole right, at Sellers’ expense, to control the conduct of the Contest.

(i)    To the extent Sellers’ Representative elects to direct a Contest relating to a Pre-Closing Tax Period, Sellers’ Representative shall within fifteen (15) days of receipt of the notice of asserted Tax liability notify Purchaser of its intent to do so, and Purchaser shall reasonably cooperate and shall cause the Company and its Subsidiaries to reasonably cooperate in each phase of such Contest; provided, however, that (1) Sellers’ Representative shall consult with Purchaser before taking any significant action in connection with such Contest if such Contest could reasonably be expected to have an adverse effect on Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries), and (2) Sellers shall not compromise, settle or abandon any Contest if such action could reasonably be expected to have an adverse effect on Purchaser or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) , without obtaining Purchaser’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) unless Sellers have agreed to indemnify Purchasers against any such increased Tax liability.

(ii)   If Sellers’ Representative elects not to direct the Contest, then Purchaser or its Affiliates may assume control of such Contest at Sellers’ sole expense.  In such event, (1) Purchaser shall keep Sellers’ Representative reasonably informed on a timely basis regarding the progress and substantive aspects of any Contest, including providing Sellers’ Representative with all written materials relating to such Tax proceeding submitted to and received from any Governmental Authority, (2) Sellers’ Representative shall be entitled to participate in any Contest at Sellers’ expense, including having an opportunity to comment on any written materials prepared in connection with any Contest and attending any conferences relating to any Contest, and (3) neither Purchaser nor any of its Affiliates shall compromise, settle or abandon any Contest if such action could reasonably be expected to have an adverse effect on Sellers or any of their Affiliates without obtaining Sellers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) unless Purchaser has agreed to indemnify Sellers against any such increased Tax liability.

(c)        In the case of a Contest that relates to a Post-Closing Tax Period, Purchaser or its Affiliates shall have the sole right, at Purchaser’s sole expense, to control the conduct of the Contest; provided, however, that Sellers’ Representative shall be permitted, at Sellers’ expense, to be present at all proceedings and review all correspondence and submissions related to any such Contest if such action could reasonably be expected to have an adverse effect on Sellers or any of their Affiliates.  Neither Purchaser nor any of its Affiliates shall compromise, settle or abandon any Contest if such action could reasonably be expected to have an adverse effect on Sellers or any of their Affiliates without obtaining Sellers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) unless Purchaser has agreed to indemnify Sellers against any such increased Tax liability.

(d)        In the case of a Contest for a Straddle Period of the Company and its Subsidiaries, the Controlling Party shall have the right to control, at its own expense, such Contest; provided, however, that (i) the Controlling Party shall provide the Non-controlling Party with a timely and reasonably detailed account of each stage of such Contest, (ii) the Controlling Party shall consult with the Non-controlling Party and offer the Non-controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Contest, (iii) the Controlling Party shall defend such Contest diligently and in good faith as if it were the only party in interest in connection with such Contest, (iv) the Non-controlling Party shall be entitled to participate in such Contest, at its own expense, if such Contest could have an adverse impact on the Non-controlling Party or any of its Affiliates and (v) the Controlling Party shall not settle, compromise or abandon any such Contest without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of the Non-controlling Party if such settlement, compromise or abandonment could have an adverse impact on the Non-controlling Party or any of its Affiliates.  “Controlling Party” shall mean whichever of the Sellers’ Representative or Purchaser is reasonably expected to bear the greater Tax liability in connection with a Straddle Period Contest, and “Non-controlling Party” shall mean whichever of the Sellers’ Representative or Purchaser is not the Controlling Party with respect to such Straddle Period Contest.

Section 7.3             Preparation of Tax Returns.

(a)        Pre-Closing Tax Returns.  Sellers shall prepare and file, on a basis consistent with past practice, all Tax Returns that relate to or include the Company or any of its Subsidiaries and are required to be filed with respect to any taxable period of the Company or any of its Subsidiaries that is a Pre-Closing Tax Period.  Sellers shall pay, or cause to be paid, all Taxes shown as due thereon.  Except where counsel of Sellers determines that a contrary position is required by law, all such Tax Returns of the Company shall be prepared in a manner reasonably consistent with past practices employed by the Company to the extent that failing to do so could reasonably be expected to have an adverse effect on Purchasers.  Sellers shall provide Purchaser with a copy of each Pre-Closing Tax Return at least twenty (20) calendar days prior to the applicable due date, along with supporting work papers, for Purchaser’s review and comment.  Seller shall consider any comments of Purchaser in good faith to the extent such comment relates to a position taken by the Seller on such Tax Return that could reasonably be expected to have an adverse effect on Purchasers.  Any Tax Return that relates to or includes a Pre-Closing Tax Period of the Company or any of its Subsidiaries prepared by Sellers and required to be filed by the Company after the Closing shall be furnished by Sellers to Purchaser or the applicable Subsidiary, as the case may be, for signature and filing at least twenty (20) calendar days prior to the due date for filing such Tax Return (taking into account extensions); provided that signing and filing a Tax Return pursuant to this subsection shall not be considered an acknowledgment that such Tax Return complies with the requirements of this Agreement.

(b)        Straddle Period Tax Returns.  Purchaser shall prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries with respect to any Straddle Period.  Purchaser shall pay, or cause to be paid, all Taxes shown as due thereon.  All such Tax Returns will be prepared in a manner reasonably consistent with past practices employed by the Company, except where counsel of Purchaser or the Company determines that a contrary position is required by Law.  Purchaser shall provide Sellers’ Representative with a copy of each Straddle Period Tax Return at least twenty (20) calendar days prior to the applicable due date, along with supporting work papers, for Sellers’ Representative’s review, comment and approval, which approval will not be unreasonably withheld or delayed.

(c)        Disputes.  Sellers’ Representative and Purchaser shall attempt in good faith to resolve any disagreement with respect to a Pre-Closing Tax Return or a Straddle Period Tax Return, including any allocation pursuant to Section 7.1(c).  In the event that Sellers’ Representative and Purchaser are unable to do so at least ten (10) calendar days prior to the due date for filing, such dispute will be resolved by an Independent Accounting Firm, which resolution will be binding on the parties.

Section 7.4             [Intentionally Omitted]

Section 7.5             Tax Cooperation; Refunds and Credits.  (a)  Sellers’ Representative and Purchasers shall provide each other, upon request, as promptly as practicable, with such cooperation and information as either of them may reasonably request of the other (and Purchasers shall cause the Company and its Subsidiaries to provide such cooperation and information) in connection with preparing and finalizing the Allocation pursuant to Section 2.7 and in filing any Tax Return, amended Tax Return or claim for refund, making any Tax election, determining a liability for Taxes or a right to a refund of Taxes, or participating in or conducting any audit or other proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Books and Records, Tax Returns or portions thereof, together with related work papers and documents relating to rulings or other determinations by Governmental Authorities.  Sellers and Purchasers shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 7.5.  Any information obtained under this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.  Notwithstanding anything to the contrary contained herein, Purchasers shall not have any access to any books and records, Tax Returns or other information of Sellers or their Affiliates that do not relate directly to the Company and its Subsidiaries.  Notwithstanding anything to the contrary set forth herein, Purchaser shall make available appropriate Company personnel as may be reasonably requested by Sellers’ Representative at no cost to the Sellers’ Representative to assist Sellers’ Representative in the preparation of all Tax Returns required to be filed by the Sellers including without limitation the Pre-Closing Tax Returns and to work with Sellers’

Representative in the review of any Straddle Period Tax Returns; provided that no assistance provided pursuant to this Section 7.5(a) shall include or constitute the provision of tax advice.

(b)        Except as otherwise provided in the following sentence, Purchaser shall pay or cause to be paid to Sellers any refunds of Taxes (including interests thereon) with respect to any Pre-Closing Tax Period received by or credited to Purchasers, the Company, any Subsidiary of the Company or any of their respective Affiliates within ten (10) Business Days after the receipt of such refund.  Purchaser shall be entitled to any refunds of Taxes of the Company or any of its Subsidiaries (including any combined, consolidated, unitary or affiliated group of which the Company or any of its Subsidiaries is or has been a member) that is attributable to the carryback of any Tax attribute arising in a Post-Closing Tax Period.  Any refunds of Taxes of the Company or any of its Subsidiaries for any taxable period beginning after the Closing Date shall be for the account of Purchaser.  Any refunds of Taxes of the Company or any of its Subsidiaries for any Straddle Period shall be equitably apportioned between Sellers and Purchaser in accordance with the principles set forth in Section 7.1(b).  Each Purchaser shall forward, and shall cause its Affiliates to forward, to the party entitled pursuant to this subsection to a refund of Taxes, the amount of such refund within ten (10) Business Days after such refund is received or applied against another Tax liability, in each case, net of any costs to the party receiving such refund.

Section 7.6             Transfer Taxes.  All Tax Returns with respect to all federal, state, local or foreign taxes, sales, use, value added, transfer (including real property transfer or gains), stamp, stock transfer and similar Taxes together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (but excluding any income or franchise Taxes) (collectively, “Transfer Taxes”) imposed with respect to the purchase and sale of the Membership Interests pursuant to this Agreement shall be timely filed by the party responsible for such filing under applicable Law, and all such Transfer Taxes (and all out-of-pocket costs for preparation of such Tax Returns) shall be borne equally by Purchasers (in accordance with the allocation between Purchasers as set forth on Schedule B) and Sellers.  Purchasers and Sellers shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.  If Sellers or Purchasers pay a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Governmental Authority, the other party will reimburse the paying party for fifty percent (50%) of the amount of such Transfer Tax within fifteen (15) days of the paying party’s written demand therefor.

Section 7.7             Other Tax Matters.  (a) Notwithstanding anything to the contrary contained in this Agreement, (i) the covenants and agreements of Sellers and Purchasers contained in this Article VII shall survive the Closing and shall remain in full force and effect until ninety (90) days after the expiration of the relevant statutes of limitation (except that the indemnification obligations of Sellers with respect to any breach of the representations and warranties set forth in Section 3.6(p) shall survive until the seventh anniversary of the Closing Date), and (ii) indemnification for any and all Tax matters, and the procedures with respect thereto, shall be governed exclusively by this Article VII and shall not be governed by Article IX (except that the limitations set forth in Sections 9.4(b)(i), 9.4(b)(iii), 9.4(c) and 9.4(d) shall apply to any indemnification by Seller pursuant to this Article VII other than, with respect to Section 9.4(b)(i), any indemnification by Sellers with respect to a breach of the representations and warranties set forth in Section 3.6(p)).

(b)        Any Tax sharing agreement or arrangement between Sellers or any of its Affiliates (other than the Company and its Subsidiaries), on the one hand, and the Company and its Subsidiaries, on the other hand, shall be terminated, and all payments thereunder shall be settled, immediately prior to the Closing.

(c)        The parties agree to treat any indemnity payments pursuant to this Article VII and Article IX as an adjustment to the purchase price of the Membership Interests for income Tax purposes, except to the extent otherwise required pursuant to a Final Tax Determination.

(d)        The parties agree to treat a portion of any Bonus Amount paid pursuant to Section 2.2(e) as interest for income Tax purposes in accordance with Section 483 of the Code (or any comparable provision of state, local or foreign Law).

(e)        Purchasers shall, and shall cause the Company and its Subsidiaries to, abide by all record retention agreements entered into with any Governmental Authority and give Sellers reasonable written notice prior to transferring, destroying or discarding any such Books and Records.

Section 7.8             Section 754 Election.  The Company and each Subsidiary (other than any such Subsidiary that is properly classified as a disregarded entity or a corporation for U.S. federal income tax purposes) that does not have a valid election under Section 754 of the Code in effect shall make such a valid election effective prior to the Closing Date.

Section 7.9             IRS Form 8308.  Within thirty (30) days following the Closing Date, Purchasers shall cause the Company to furnish a copy of IRS Form 8308 to each Seller and the Purchaser of such Seller’s Membership Interests (or, to the extent Purchasers each acquire a portion of a Seller’s Membership Interests, one copy of IRS Form 8308 to Seller and each respective Purchaser with respect to each respective Purchaser’s purchase of such Membership Interests).

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

INDEMNIFICATION

Section 9.1             Survival of Representations and Warranties.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing until the Escrow Release Date, except for (i) the representations and warranties set forth in Sections 3.1, 3.3, 3.6(p), 3.23, 4.1, 4.4, 4.5, 5.1, 5.2, 5.6(b), 5.9 and 5.14 which shall survive until the seventh anniversary of the Closing Date (such sections, collectively, the “Indefinite Survival Sections”) and (ii) the representations and warranties contained in Section 3.6 (other than Section 3.6(p)), which shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations.  Notwithstanding the foregoing, if a written notice of an indemnifiable claim has been given in good faith prior to the applicable expiration date under this Section 9.1, then the party giving such notice shall continue to have the right to be indemnified with respect to the matter or matters to which such claim relates until such claim has been finally determined by (i) mutual written agreement of Purchasers and Sellers or (ii) a court of competent jurisdiction by final and nonappealable judgment.

Section 9.2             Indemnification by Sellers.  Except with respect to Taxes, which shall be governed exclusively by Article VII and subject to Section 9.4 and the provisions of the Indemnification Escrow Agreement, Sellers shall indemnify and hold harmless Purchasers and their respective Affiliates and their respective directors, officers, employees, agents, Affiliates, successors and assigns (each, a “Purchaser Indemnified Party”):

(a)        severally and not jointly for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by the Company in this Agreement (disregarding for purposes of determining the amount of Losses any materiality or “Company Material Adverse Effect” qualification contained in any such representation or warranty but subject to the dollar limitations set forth in Section 9.4(b)), (ii) any breach of any covenant or agreement on the part of the Company in this Agreement, including failure to adhere to the Limit Amount, and (iii) any Action brought by a holder or former holder of Unit Appreciation Rights with respect to such Unit Appreciation Rights or the treatment thereof pursuant to Section 2.6 and any Action brought with respect to the 2007 Plan or by a holder of Membership Interests in connection with any exercise of Drag-Along Rights pursuant to the Company LLC Agreement;

(b)        severally and not jointly for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by such Seller in this Agreement (disregarding for purposes of determining the amount of Losses any materiality qualification contained in any such representation or warranty but subject to the dollar limitations set forth in Section 9.4(b)) or, and (ii) any breach of any covenant or agreement on the part of such Seller in this Agreement; and

(c)        for so long as there are sufficient shares of Parent Common Stock or cash in the Indemnification Escrow Fund, the indemnification obligations of each Seller pursuant to this Section 9.2 may only be satisfied by the release by the Escrow Agent to Purchasers, pursuant to the terms of the Indemnification Escrow Agreement, of all or a portion, as applicable, of such shares of Parent Common Stock or cash in the Indemnification Escrow Fund having a determined value (determined using the VWAP as of the release date) equal to the amount of the indemnification obligation of Sellers pursuant to this Section 9.2.

Section 9.3             Indemnification by Purchasers and Parent.  Except with respect to Taxes, which shall be governed exclusively by Article VII, Purchasers and Parent shall jointly and severally indemnify and hold harmless Sellers and their respective Affiliates and their respective directors, officers, employees, agents, Affiliates, successors and assigns (each, a “Seller Indemnified Party”) for and against all Losses suffered or incurred by them in connection with, arising out of or resulting from (i) any breach or inaccuracy of any representation or warranty made by Purchasers in this Agreement (disregarding for purposes of determining the amount of Losses any materiality or “Purchaser Material Adverse Effect” qualification contained in any such representation or warranty but subject to the dollar limitations set forth in Section 9.4(b)) or (ii) any breach of any covenant or agreement on the part of Purchasers in this

Agreement; provided that Purchaser shall have no indemnification obligation in respect of Section 2.2(a)(iii) or Section 2.2(e) and Purchaser 2 shall have no indemnification obligation in respect of Section 2.2(a)(i) (other than in respect of One Thousand Dollars ($1,000) of the Cash Consideration) or Section 2.2(a)(ii).

Section 9.4             Limitations on Indemnification.  (a) No claim may be made or asserted nor may any Action be commenced against any party hereto for indemnification pursuant to Section 9.2 or 9.3, unless written notice of such claim or Action has been given by the Indemnified Party to the Indemnifying Party, on or prior to the date on which the representation, warranty or covenant on which such claim or Action is based ceases to survive as set forth in Section 9.1.

(b)        Notwithstanding anything to the contrary contained in this Agreement:

(i)    an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Article VII or Section 9.2 or 9.3 (other than with respect to a breach of any of the representations and warranties in the Indefinite Survival Sections), unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Sellers or Purchasers, as applicable, pursuant to Article VII or Section 9.2 or 9.3, equals or exceeds Four Million Dollars ($4,000,000) (the “Threshold Amount”), in which case the Indemnifying Party shall be liable only for the amount of all Losses indemnifiable in excess of such Threshold Amount, excluding, for avoidance of doubt, the Threshold Amount, it being understood that any Losses not exceeding Seventy-Five Thousand Dollars ($75,000) (the “De Minimis Amount”) shall not be considered for purposes of determining whether the aggregate amount of Losses under Article VII or Section 9.2 or 9.3 exceeds the Threshold Amount; provided that any group of Losses, each of which individually is less than the De Minimis Amount, but all of which relate to a common incident or cause and which in the aggregate exceed the De Minimis Amount, may all be subject to claims for indemnification hereunder, subject to exceeding the Threshold Amount;

(ii)   the maximum amount of indemnifiable Losses that may be recovered from an Indemnifying Party for any amounts due as a result of a claim for indemnification under Article IX (other than with respect to a breach of any of the representations and warranties in the Indefinite Survival Sections, or a claim in respect of Taxes, which shall be governed exclusively by Article VII) shall be an amount equal to (A) in the case of Section 9.2, each Seller’s Selling Percentage of Seventy Eight Million, Five Hundred Thousand Dollars ($78,500,000), which amount shall include the amount paid by each Seller out of the Indemnification Escrow Fund, and (B) in the case of Section 9.3, Seventy Eight Million, Five Hundred Thousand Dollars ($78,500,000); and

(iii)  no party hereto shall have any Liability under any provision of this Agreement for any special or punitive damages, consequential, incidental or indirect damages, loss of business reputation, lost opportunity or

(except as set forth in the following proviso) lost profits; provided, however, that for purposes of determining any Liability of Sellers under Section 9.2, Losses may, to the extent reasonably capable of being proven, include lost profits solely with respect to the loss of the Distribution Rights in and to any Library Motion Picture and Breaking Dawn 2, in each case to the extent the same are direct damages; provided, further, that with respect to all Motion Pictures, direct damages shall include (i) any costs and expenses of satisfying obligations under or arising in connection with Foreign Rights Loans to the extent that a liability arises under a Foreign Rights Loan as a result of a breach of a representation and warranty of Sellers hereunder and (ii) out of pocket costs necessary to obtain Distribution Rights (“DR Cost”) in the applicable Motion Picture, provided that such DR Cost does not exceed the total cost expended in connection with the applicable Motion Picture; provided further, that for the avoidance of doubt, direct damages shall not include any damages or other Losses in respect of derivative productions.

For avoidance of doubt, none of the limitations set forth in Section 9.4(b)(i) or 9.4(b)(ii) shall be applicable to liability for indemnification with respect to Losses relating to or arising out of (A) a breach of any of the representations and warranties in the Indefinite Survival Sections, (B) in the case of Section 9.4(b)(ii), a claim in respect of Taxes, which shall be governed exclusively by Article VII (except that the limitations set forth in Sections 9.4(b)(i), 9.4(b)(iii), 9.4(c) and 9.4(d) shall apply to any indemnification by Sellers pursuant to Article VII) other than, in the case of Section 9.4(b)(i), any indemnification by Sellers with respect to a breach of the representations and warranties set forth in Section 3.6(p), (C) a breach of any covenant or agreement on the part of a party to this Agreement (including Purchaser 2’s obligations to pay the Additional Amount and the Bonus Amount, as applicable) (D) any Action brought by a holder or former holder of Unit Appreciation Rights with respect to such Unit Appreciation Rights or the treatment thereof pursuant to Section 2.6 and any Action brought with respect to the 2007 Plan or by a holder of Membership Interests in connection with any exercise of Drag-Along Rights pursuant to the Company LLC Agreement; provided that the De Minimis Amount shall apply in calculating Losses with respect to any such Actions brought with respect to any exercise of such Drag-Along Rights; provided further that in applying such De Minimis Amount for purposes of this sentence, all individual Actions shall be aggregated, or (E) any claim in respect of fraud.

(c)        Regardless of anything else contained in this Agreement, except with respect to any fraud, in absolutely no event shall (i) any Seller be liable in the aggregate to Purchaser Indemnified Parties pursuant to this Article IX for more than the total Purchase Price actually received by such Seller under this Agreement (including for avoidance of doubt the portion of the Share Indemnification Escrow Amount allocable to such Seller, and with the Share Consideration, actually received, valued, for this purpose, at the Parent Common Stock Reference Price) or (ii) Purchasers be liable in the aggregate to Seller Indemnified Parties pursuant to this Article IX for more than the amount specified in Section 9.4(b)(ii).

(d)        Notwithstanding anything else contained in this Agreement, with respect to any claim for indemnification made pursuant to Section 9.2 or Article VII, the maximum amount for any indemnifiable Losses for which a Seller may be required to indemnify and hold harmless a Purchaser Indemnified Party shall be such Seller’s Selling Percentage of such Loss up to the aggregate amount set forth in Section 9.4(b)(ii)(A).  By way of example, if there is an indemnifiable Loss of $10,000,000 and if there are four Sellers each with a 25% Selling Percentage, then each Seller would be responsible to pay $2,500,000.  By way of further example, if three Sellers elected to replace the Parent Common Stock in the Indemnification Escrow Fund with cash and one of the Sellers elected to keep Parent Common Stock in the Indemnification Escrow Fund and at the time of payment of an indemnifiable Loss the Parent Common Stock deposited into the Escrow Indemnification Fund was equal to 50% of the Parent Common Stock Reference Price then the Purchaser Indemnified Party would be entitled to $2,500,000 from each of the three Sellers that placed cash in the Indemnification Escrow Fund, $1,250,000 from the fourth Seller through the sale of such Seller’s Parent Common Stock deposited into the Indemnification Escrow Fund and $1,250,000 directly from the fourth Seller outside of the Indemnification Escrow Fund.

Section 9.5             Notice of Loss; Third Party Claims.  (a) Other than with respect to any Third Party Claim that is provided for in Section 9.5(b), an Indemnified Party shall give the Indemnifying Party (or Sellers’ Representative if the Indemnified Party is a Buyer Indemnified Party) notice of any matter that an Indemnified Party determines in good faith has given rise to a right of indemnification under this Article IX, promptly following (and not later than thirty (30) days of) such determination; provided, however, that the failure to provide such prompt notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party that it believes gives rise to such indemnification claim, and the amount, or good faith estimate of the amount, of Losses arising therefrom.

(b)        If an Indemnified Party shall receive notice of any Action, (each, a “Third Party Claim”) against it that may give rise to a claim for indemnification under this Article IX, promptly following (and not later than twenty (20) days of) receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party that it believes gives rise to such indemnification claim, and the amount, or good faith estimate of the amount, of Losses arising therefrom.  The Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim.  The Indemnifying Party shall be entitled, to the extent permitted by applicable Law, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (which shall be a recognized law firm with the experience and resources to defend the Indemnified Party against any such Third Party Claim), if it gives notice of its intention to do so to the Indemnified Party within twenty (20) days after the receipt of notice by the Indemnifying Party, and if it so elects the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided, however, that the Indemnifying Party shall not be entitled to assume and control the defense of a Third Party Claim brought by or involving a Governmental Authority.  If the Indemnifying Party does not elect to assume the defense and control of a Third Party Claim pursuant to this Section 9.5(b), the Indemnified Party shall be entitled to assume and control such defense and the Indemnified Party shall keep the Indemnifying Party reasonably informed on the progress of such defense.

(c)        Notwithstanding the foregoing, if the actual or potential defendants in, or targets of, such Third Party Claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have concluded in good faith based on the advice of outside counsel that there are or are reasonably likely to be legal defenses available to it that are different from or additional to those available to the Indemnifying Party or that there exists or is reasonably likely to exist a conflict of interest, in either case that would make it inappropriate in the good faith judgment of the Indemnified Party based on the advise of outside legal counsel for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim; provided that the Indemnified Party shall use diligent and good faith efforts in such defense.

(d)        The Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense and settlement of any Third Party Claim and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

(e)        If the Indemnifying Party does not assume control over the defense of such Third Party Claim as provided in Section 9.5(b), then the Indemnified Party shall have the right to defend such Third Party Claim, and the portion of any such claim or demand as to which the defense by the Indemnified Party is unsuccessful (and the reasonable costs and expenses pertaining to such defense) shall be a liability of the Indemnifying Party hereunder.

(f)         Except if the Indemnified Party has taken over control of any Third Party Claim pursuant to Section 9.5(c) or Section 9.5(e), the Indemnifying Party shall have the right to take over and assume the control of the defense or settlement of any Third Party Claim. Neither the Indemnifying Party nor the Indemnified Party may consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the prior written consent of the other, provided that such consent will not be unreasonably withheld, conditioned or delayed; provided that no such consent of the Indemnified Party will be needed if any such settlement effected by the Indemnifying Party obligates the Indemnifying Party to (i) pay or cause to be paid all amounts arising out of such settlement or judgment, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s businesses, and (iii) obtain, as a condition of any such settlement, a complete release of the Indemnified Party, and(iv) ensure that such settlement does not include any admission of wrongdoing or misconduct.

Section 9.6             Indemnification Net of Insurance Proceeds and Tax Benefits.  With respect to each indemnification obligation contained in this Article IX, all Losses shall be (A) net of (i) any third-party insurance proceeds that have been actually recovered by the

Indemnified Party in connection with the facts giving rise to the right of indemnification and (ii) the net Tax benefit actually realized or recovered, including a reduction in Taxes otherwise payable, by the Indemnified Party arising from the incurrence or payment of any such Losses (it being agreed that if third-party insurance proceeds or Tax benefit proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be remitted to the Indemnifying Party to the extent of the applicable indemnification payments made) and (B) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase).  The Purchaser Indemnified Parties shall use reasonable efforts to pursue such insurance policies or collateral sources, and in the event Purchaser Indemnified Parties receive any recovery, the amount of such recovery shall be applied first, to refund any payments made by the Indemnifying Parties in respect of indemnification claims pursuant to this Article IX which would not have been so paid had such recovery been obtained prior to such payment, and second, any excess to Purchaser Indemnified Parties.

Section 9.7             [Intentionally Omitted].

Section 9.8             Duty to Mitigate.  Purchasers shall, and shall cause the other Purchaser Indemnified Parties to, use reasonable best efforts to mitigate any Losses suffered, incurred or sustained by Purchasers or the other Purchaser Indemnified Parties arising out of any matter for which any Purchaser Indemnified Party is entitled to indemnification pursuant hereto.  Sellers shall, and shall cause the other Seller Indemnified Parties to, use reasonable best efforts to mitigate any Losses suffered, incurred or sustained by Sellers or the other Seller Indemnified Parties arising out of any matter for which any Seller Indemnified Party is entitled to indemnification pursuant hereto.  Notwithstanding which party assumes or controls the defense of an indemnifiable claim pursuant to Section 9.5, the Indemnifying Party shall have the right, but not the obligation (in its sole discretion), and shall be afforded the opportunity by the Indemnified Party, to make commercially reasonable efforts, at the Indemnifying Party’s expense, to minimize or otherwise mitigate any Losses suffered, incurred or sustained by the Indemnified Parties arising out of any matter for which such Indemnified Party is entitled to indemnification pursuant hereto.

Section 9.9             Subrogation of Rights.  In the event any payment is made in respect of Losses pursuant to this Article IX or Article VII, the Indemnifying Party who made such payment shall be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Party receiving such payment against any unaffiliated Third Party.

Section 9.10           Tax Indemnity.  Indemnification with respect to Taxes shall be governed exclusively by Article VII, except as provided in Section 9.4(b)(iii) and 9.4(c).

Section 9.11           Exclusive Remedy.  Except for (x) a party’s right to specific performance under this Agreement or (y) as otherwise provided in this Agreement, (a) this Article IX shall be the exclusive remedy of the parties hereto following the Closing for any Losses arising out of any misrepresentation or breach of the representations or warranties and covenants and agreements contained in this Agreement of the parties hereto (except as provided in the last paragraph of Section 9.4(b)), and (b) each of the parties hereto hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than with respect to willful misconduct or fraud or criminal acts) it may have against the other parties hereto, arising under or based upon any Law or Governmental Order, other than the right to seek indemnity pursuant to this Article IX.

Section 9.12           [Intentionally Omitted].

Section 9.13           Representations and Warranties of Parent.  Parent hereby represents and warrants to Sellers, except as (i) set forth in the applicable sections and subsections of the Purchaser Disclosure Schedule or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Parent prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), as of the date hereof, as follows:

(a)        Parent is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.  Parent has the requisite corporate power and authority, and has taken all corporate action necessary, to authorize this Agreement (to the extent it is a party hereto), to perform its obligations under Articles VII and IX, and no approval of the shareholders or any holder of any Equity Interests or Commitments of Parent is required in connection with Parent’s execution, delivery or performance of this Agreement (to the extent it is a party hereto).  This Agreement has been duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery by the Company, Sellers and Purchasers, constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Bankruptcy Exceptions.  The execution, delivery and performance of this Agreement by Parent (to the extent it is a party hereto) will not constitute or result in (a) a breach or violation of the Organizational Documents of Parent, (b) a breach or violation of the Icahn Agreements, (c) a breach or violation of, a termination (or right of termination) or default (or an event that with notice or lapse of time or both would become a default) under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent pursuant to, or require any consent, waiver or approval with respect to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation applicable to Parent or any of its respective Subsidiaries or any of its respective properties or assets, or (d) conflict with or violate any Law or Governmental Authorization to which Parent or any of its respective properties or assets is subject.  No notices, reports or other filings are required to be made by Parent with, nor are any Governmental Authorizations required to be obtained by Parent from, any Governmental Authority in connection with Parent’s execution, delivery and performance of this Agreement (to the extent Parent is a party hereto).  There are no Actions or Governmental Orders pending or, to Parent’s Knowledge, Threatened against Parent or its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to materially adversely affect the ability of Parent to timely perform its obligations under Articles VII and IX of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1           Notices.  All notices, requests and other communications to any party hereto hereunder shall be in writing (including electronic facsimile or electronic mail transmission) and shall be deemed given (i) when delivered in person, (ii) one Business Day following deposit with an internationally recognized overnight courier service (with confirmation of delivery), (iii) by facsimile (when transmission is confirmed), (iv) by certified mail (postage prepaid, return receipt requested) when such receipt is countersigned or (v) by electronic mail (when recipient confirms receipt), in each case to such party hereto at the following addresses, facsimile numbers or electronic mail addresses (or at such other address or electronic facsimile number or electronic mail address for a party hereto as shall be specified in a notice given in accordance with this Section 10.1):

(a)  if to Parent or Purchasers, to:

Lions Gate Entertainment Corp.

2700 Colorado Avenue, Suite 2700

Santa Monica, CA

Attention:  Wayne Levin, General Counsel and Executive Vice President

Facsimile No.:  (310) 255-3792

E-Mail:  wlevin@lionsgate.com

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd St.

New York, NY 10019

Attention:  David E. Shapiro, Esq.

Facsimile No.:  (212) 403-2000

E-Mail:  DEShapiro@wlrk.com

(b)  if to Sellers (including if to any Seller Indemnified Party) or to Sellers’ Representative, to:

S Representative, LLC

c/o Rizvi Traverse Management

1999 Avenue of The Stars, Suite 3030

Los Angeles, CA 90067

Attention:  Ben Kohn

Facsimile No.:  (323) 544-6444

E-Mail:  bkohn@rizvitraverse.com

with copies to:

Liner Grode Stein Yankelevitz Sunshine Regenstreif & Taylor LLP

1100 Glendon Ave., 14th Floor

Los Angeles, CA 90024-3503

Attention:  Joshua B. Grode, Esq.

Facsimile:  (310) 500-3501

E-Mail:  jgrode@linerlaw.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Attention:  Brian J. McCarthy, Esq. and David C. Eisman, Esq.

Facsimile:  (213) 621-5070 / (213) 621-5381

E-Mail:  Brian.McCarthy@skadden.com / David.Eisman@skadden.com

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day.  Otherwise, any such notice, request or other communication shall be deemed not to have been received until the next succeeding Business Day.

Section 10.2           Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party hereto against whom the waiver is to be effective.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof, preclude any other or further exercise thereof or the exercise of any other right.

Section 10.3           Expenses.  Except as otherwise set forth in this Agreement or the Indemnification Escrow Agreement, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement, the Indemnification Escrow Agreement or the Transactions shall be paid by Parent and/or Purchasers, if incurred by Parent and/or Purchasers, on the one hand, or by Sellers, if incurred by Sellers, the Company and/or S Representative LLC, on the other hand.

Section 10.4           Assignment.  This Agreement may not be assigned by a party hereto by operation of Law or otherwise without the express written consent of the other party hereto.  Any purported assignment or delegation not in compliance with the provisions of this Agreement is void.

Section 10.5           Governing Law; Jurisdiction; Waiver of Jury Trial.  (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware with respect to all Actions arising or relating to this Agreement, the Indemnification Escrow Agreement or the Transactions, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the Superior Court of the State of Delaware located in the County of New Castle, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, any Federal court of the United States of America, sitting in the State of Delaware, and, in each case, any appellate court from any thereof, in any Action arising out of or relating to this Agreement, the Indemnification Escrow Agreement or the Transactions or for recognition or enforcement of any judgment relating hereto or thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such specified courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in such specified courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such specified court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such specified court, and (v) to the extent such party is not otherwise subject to service of process in the State of Delaware, appoints Corporate Trust Company as such party’s agent in the State of Delaware for acceptance of legal process and agrees that service made on any such agent shall have the same legal force and effect as if served upon such party personally within such state.  Each of the parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)        EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE INDEMNIFICATION ESCROW AGREEMENT OR THE TRANSACTIONS.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INDEMNIFICATION ESCROW AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.5(C).

Section 10.6           Specific Performance.  The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage may be caused for which money damages would not be an adequate remedy.  Accordingly, each party hereto agrees that, in addition to any other available remedies, each other party shall be entitled to seek to enforce specifically the terms and provisions of this Agreement or an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without the necessity of posting a bond or other form of security.  In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

Section 10.7           Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic mail PDF transmission) in one or more counterparts, and each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  The electronic facsimile or electronic mail PDF transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

Section 10.8           Entire Agreement; Severability.  (a) This Agreement, together with the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Purchaser Disclosure Schedule, the Indemnification Escrow Agreement, the Confidentiality Agreement, the Exclusivity Agreement, and the certificates, documents, instruments and writings that are delivered pursuant hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof.

(b)        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.9           Disclosure Schedules.  There may be included in the Company Disclosure Schedule or the Purchaser Disclosure Schedule items and information, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, Article IV, Article V or to one or more covenants contained in Article VI, as applicable.  Inclusion of such items or information in the Company Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, shall not be deemed to be an acknowledgment or agreement that any such item or information is “material”, is outside of the ordinary course of business, or is reasonably likely to result in a Company Material Adverse Effect or a Purchaser Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.  The Company Disclosure Schedule and the Purchaser

Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the items or information in such Company Disclosure Schedule or Purchaser Disclosure Schedule relates; provided, however, that any information set forth in one section or subsection pertaining to representations, warranties and covenants of the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, shall be deemed to apply to each other section or subsection thereof pertaining to representations, warranties and covenants to the extent that it is reasonably apparent on its face from a reading of such disclosure that it is relevant to such other sections or subsections of the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable.

Section 10.10         No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and, except as provided in Sections 6.5 and 6.6, nothing herein, express or implied, is intended to or shall confer upon any Person other than Sellers, Purchasers and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11         Acknowledgement.  Each of Sellers, the Company and the Purchasers acknowledge and agree that none of Jeff Skoll, the Skoll Foundation, or Capricorn Management, LLC, individually or collectively, is party to this Agreement or any agreement provided for herein.  Accordingly, the parties hereto hereby agree that in the event (a) there is any alleged breach or default by any party under this Agreement or any agreement provided for herein; or (b) any party hereto has any claim arising from or relating to any such agreement, no party to this agreement, nor any Person claiming through such party, shall commence any proceedings or otherwise seek to impose any liability whatsoever against Jeff Skoll, The Skoll Foundation or Capricorn Management, LLC by reason of such alleged breach, default or claim.

[SIGNATURE PAGES FOLLOW THIS PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers (of if such party is a natural person, such party has duly executed this Agreement), as of the day and year first above written.

LGAC 1, LLC

By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	President

LGAC 3, LLC

By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	President

LIONS GATE ENTERTAINMENT CORP.
(Solely with respect to Articles II (Sections 2.2(b) and (e)),VII and IX)

By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	Executive Vice President & Counsel

[Signature Page to Membership Interest Purchase Agreement]

SUMMIT ENTERTAINMENT, LLC

By:	/s/ Ronald E. Hohauser
	Name:	Ronald E. Hohauser
	Title:	Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]

S REPRESENTATIVE, LLC

By:	/s/ Ronald E. Hohauser
	Name:	Ronald E. Hohauser
	Title:	Chief Financial Officer

[Signature Page to Membership Interest Purchase Agreement]

Peak Group Holdings LLC

By:	Rizvi Traverse Management, LLC,
its manager

	By:	/s/ Ben Kohn
Name: Ben Kohn
Title: [Authorized Signatory]

[Signature Page to Membership Interest Purchase Agreement]

GE Capital Equity Holdings, Inc.

By:	/s/ Ethan B. Drake
Name: Ethan B. Drake
Title: Vice President

[Signature Page to Membership Interest Purchase Agreement]

D.E. Shaw AQ-SP Series 6-01, L.L.C.

By:	/s/ Robert T. Ladd
Name: Robert T. Ladd
Title: Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

SND USA, Inc.

By:	/s/ Thierry Desmichelle
Name: Thierry Desmichelle
Title: Chief Executive Officer

[Signature Page to Membership Interest Purchase Agreement]

The Franco/Kiwi Alliance, Inc.

By:	/s/ R. Hayward
Name: R. Hayward
Title:

[Signature Page to Membership Interest Purchase Agreement]

LG Advisors, LLC

By:	Liner Grode Stein Yankelevitz Sunshine Regenstreif & Taylor LLP, its sole member

	By:	/s/ Stuart A. Liner
Stuart A. Liner
Managing Partner

[Signature Page to Membership Interest Purchase Agreement]

/s/ Robert G. Friedman
Robert G. Friedman

[Signature Page to Membership Interest Purchase Agreement]

/s/ Patrick D. Wachsberger
Patrick D. Wachsberger

[Signature Page to Membership Interest Purchase Agreement]

/s/ Robert E. Hayward
Robert E. Hayward

[Signature Page to Membership Interest Purchase Agreement]

/s/ David Garrett
David Garrett

[Signature Page to Membership Interest Purchase Agreement]

/s/ Ronald E. Hohauser
Ronald E. Hohauser

[Signature Page to Membership Interest Purchase Agreement]

/s/ Erik A. Feig
Erik A. Feig

[Signature Page to Membership Interest Purchase Agreement]

/s/ Richard M. Fay
Richard M. Fay

[Signature Page to Membership Interest Purchase Agreement]

/s/ Alexander R. Fragen
Alexander R. Fragen

[Signature Page to Membership Interest Purchase Agreement]

/s/ David C. Friedman
David C. Friedman

[Signature Page to Membership Interest Purchase Agreement]

/s/ Sanford M. Friedman
Sanford M. Friedman

[Signature Page to Membership Interest Purchase Agreement]

/s/ Robert A. Gerber
Robert A. Gerber

[Signature Page to Membership Interest Purchase Agreement]

/s/ Andrea E. Isaacs
Andrea E. Isaacs

[Signature Page to Membership Interest Purchase Agreement]

/s/ Nancy Kirkpatrick
Nancy Kirkpatrick

[Signature Page to Membership Interest Purchase Agreement]

/s/ William M. Lewis
William M. Lewis

[Signature Page to Membership Interest Purchase Agreement]

/s/ Andrew J. Matosich
Andrew J. Matosich

[Signature Page to Membership Interest Purchase Agreement]

/s/ Stephen M. Nickerson
Stephen M. Nickerson

[Signature Page to Membership Interest Purchase Agreement]

/s/ Jack Pan
Jack Pan

[Signature Page to Membership Interest Purchase Agreement]

/s/ Geoffrey Shaevitz
Geoffrey Shaevitz

[Signature Page to Membership Interest Purchase Agreement]

/s/ Jean M. Tseng
Jean M. Tseng

[Signature Page to Membership Interest Purchase Agreement]